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                                                                   Exhibit 10.22

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                               TERM LOAN AGREEMENT

                           dated as of July 31, 2002,

                                      among

                                    AWP LTD.,

                       VARIOUS FINANCIAL INSTITUTIONS and

                     BANK OF AMERICA, NATIONAL ASSOCIATION,
                            as Administrative Agent,

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                               TERM LOAN AGREEMENT

         THIS TERM LOAN AGREEMENT (this "Agreement") dated as of July 31, 2002 is among AWP LTD., a Bermuda company, company number 32233, to be renamed APW Ltd. (the "Borrower"), the financial institutions listed on the signature pages hereof (together with their respective successors and assigns, collectively the "Lenders" and individually each a "Lender"), and BANK OF AMERICA, NATIONAL ASSOCIATION, as Administrative Agent (in such capacity, the "Administrative Agent").

         WHEREAS, on May 16, 2002 (the "Commencement Date"), APW Ltd., a Bermuda company (to be renamed BQX Ltd.) ("Oldco") and its wholly owned indirect subsidiary, Vero Electronics, Inc. (the "Debtors") filed with the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") a voluntary petition for relief under chapter 11 of title 11, United States Code (the "Bankruptcy Code"); and

         WHEREAS, on May 30, 2002, a proceeding was commenced pursuant to the Companies Act 1981 with respect to Oldco in the Bermuda Supreme Court in connection with a winding-up petition; and

         WHEREAS, on May 30, 2002, the Bermuda court appointed Malcolm L. Butterfield of KPMG Bermuda and Philip W. Wallace of KPMG, London, England as joint provisional liquidators of Oldco;

         WHEREAS, on July 23, 2002, the Bankruptcy Court entered a Confirmation Order (as defined herein) confirming the Amended and Restated Plan of Reorganization of the Debtors dated as of June 19, 2002 (as further amended, modified or restated hereafter, the "Plan"); and

         WHEREAS, pursuant to the terms of the Plan, all of the assets which were to be retained by Reorganized APW (as defined the Plan) under the Plan shall be and have been assigned by Oldco to Borrower and Borrower has accepted the assignment of such assets, and all of the liabilities which were to be retained by Reorganized APW under the Plan shall be and have been assigned by Oldco to Borrower and Borrower has accepted the assignment of such liabilities;

         WHEREAS, Oldco is indebted to the Lenders under (i) that certain Amended and Restated Multicurrency Credit Agreement, dated May 15, 2001, among the Borrower, certain financial institutions, Bank of America, N.A., as administrative agent, JPMorgan Chase Bank, as documentation agent and Bank One NA, as syndication agent, as amended (the "U.S. Pre-Petition Credit Agreement") and (ii) collectively and without double counting (A) the Revolving Credit Facilities, as amended and restated from time to time, with Royal Bank of Scotland, PLC; (B) the Counter Indemnity Agreement, as amended and restated dated as of April 26, 2001, with National Westminster Bank PLC; (C) the Payment Agreement dated June 28, 2002 with National Westminster Bank PLC; (D) the Multiline Facility Agreement, as amended and restated dated as of May 15, 2001, with National Westminster Bank PLC; and (E) any loan note guaranties provided by National Westminster Bank PLC pursuant to the deeds of adherence and release entered into by Bank of America and National Westminster Bank PLC on or around July 31, 2000 (together the "Pre-Petition U.K. Credit Agreement"; and together with the U.S. Pre-Petition U.S. Credit Agreement, the "Pre-Petition Credit Agreements");

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         WHEREAS pursuant to the Plan the indebtedness under the Pre-Petition
Credit Agreements shall be exchanged for certain Loans, as defined herein, and certain equity interests in the Borrower;

         NOW, THEREFORE, the U.S. Pre-Petition Credit Agreement is hereby amended and restated in its entirety as follows and the parties further agree as follows:

                                   ARTICLE I

                     CERTAIN DEFINITIONS AND INTERPRETATION

         1.1 Defined Terms. When used herein the following terms have the following meanings (such meanings to be applicable to both the singular and plural forms of the terms defined):

               "Administrative Agent" means Bank of America in its capacity as Administrative Agent for the Lenders hereunder and any successor Administrative Agent arising under Section 10.9.

               "Administrative Fee Letter" means the letter of the Administrative Agent to the Borrower dated July 26, 2002.

               "Affiliate" means, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, "control" (together with the correlative meanings of "controlled by" and "under common control with") means possession, directly or indirectly, of the power (a) to vote 5% or more of the securities (on a fully diluted basis) having ordinary voting power for the directors or managing general partners (or their equivalent) of such Person or (b) to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

               "Agent-Related Persons" means the Administrative Agent and any successor agent arising under Section 10.9, together with their respective Affiliates, and the officers, directors, employees, agents, attorneys, consultants, and attorneys-in-fact of such Persons and Affiliates.

               "Agents" has the meaning specified in Section 10.1.

               "Agreement" means this Term Agreement.

               "Amendment and Confirmation" means the amendment and confirmation in substantially the form of Exhibit.

               "Applicable Margin" means:

                      (i) 3.50% with respect to Offshore Rate Loans; and

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                      (ii) 1.50% with respect to Base Rate Loans;

         provided, however, that commencing with the first day of the fiscal quarter of the first Interest Deferral, the Applicable Margin shall be increased by 0.25% per annum.

               "Assignee" has the meaning specified in Section 11.8(a).

               "Assignment and Acceptance" has the meaning specified in Section 11.8(a).

               "Attorney Costs" means and includes all reasonable fees and disbursements of any law firm or other external counsel, the reasonable allocated cost of internal legal services and all reasonable disbursements of internal counsel.

               "Authorized Officer" means, with respect to the Borrower, those of its officers whose signatures and incumbency shall have been certified to the Lenders pursuant to Section 6.1(b)(v).

               "Bank of America" means Bank of America, National Association, a national banking association.

               "Bankruptcy Code" has the meaning specified in the recitals.

               "Bankruptcy Court" has the meaning specified in the recitals.

               "Base Rate" means, for any day, the higher of: (a) 0.50% per annum above the latest Federal Funds Rate; and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its "prime rate." (The "prime rate" is a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.) Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

               "Base Rate Loan" means a Loan in Dollars that bears interest based on the Base Rate.

               "Borrower" has the meaning specified in the preamble.

               "Borrowing" means a borrowing hereunder consisting of Loans of the same Type, and, in the case of Offshore Rate Loans, having the same Interest Period.

               "Business Day" means any day other than a Saturday, Sunday or other day on which commercial Lenders in London, England, Dallas, Texas or New York, New York are authorized or required by law to close and with respect to disbursements and payments with respect to Offshore Rate Loans, a day on which dealings are carried on in the applicable offshore Dollar interbank market.

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               "Capital Adequacy Regulation" means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

               "Capital Expenditures" means, for any period, the sum of

               (a) the aggregate amount of all expenditures of the Borrower and its Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures; and

               (b) the aggregate amount of all Capitalized Lease Liabilities incurred during such period.

               "Capital Lease" means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

               "Capitalized Lease Liabilities" means all monetary obligations of the Borrower or any of its Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalized leases, and, for purposes of this Agreement and each other Loan Document, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

               "Cash Equivalent" means any of the following, to the extent owned by the Borrower or any of its Subsidiaries, free and clear of all Liens other than Liens created under the Collateral Documents or Permitted
         Liens: (a) marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States having a maturity of not greater than 360 days from the date of issuance thereof, (b) overnight bank deposits, bankers acceptances, certificates of deposit or time deposits having a maturity of not greater than 360 days from the date of issuance thereof with any commercial bank that is a Lender or a member of the Federal Reserve System that issues (or the parent of which issues) commercial paper rated as described in clause (c) and is organized under the laws of the United States, any State thereof or the District of Columbia and has combined capital and surplus of at least $500,000,000, (c) commercial paper having a maturity of not greater than 180 days from the date of issuance thereof in an aggregate amount of no more than $2,500,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any State of the United States and rated at least "Prime-1" (or the then equivalent grade) by Moody's Investors Service, Inc. or "A-1" (or the then equivalent grade) by Standard & Poor's Ratings Group, or (d) shares of money market mutual or similar funds which invest only in assets satisfying the requirements of clause (a) through (c) of this definition.

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               "Cash Restructuring Expenses" means cash disbursements relating to Restructuring Expenses incurred by the Borrower and its Subsidiaries during any given period.

               "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

               "Chapter 11 Cases" means the chapter 11 cases of the Debtors commenced May 16, 2002 in the Bankruptcy Court.

               "Code" means the Internal Revenue Code of 1986, as amended.

               "Collateral" means all property, assets and/or rights on or in which a Lien is now or hereafter granted by the Borrower or any of its Subsidiaries to the Administrative Agent, the U.S. Collateral Agent or the U.K. Collateral Agent (or to any agent, trustee or other party acting on behalf of the Administrative Agent, the U.S. Collateral Agent or the U.K. Collateral Agent) for the benefit of the Lenders, pursuant to the Collateral Documents, and any other instruments or documents provided for herein or therein or delivered hereunder or thereunder or in connection herewith or therewith.

               "Collateral Agent" means the U.S. Collateral Agent and/or the U.K. Collateral Agent.

               "Collateral Documents" shall mean the documents pursuant to which Liens on Collateral are created for the benefit of the Administrative Agent, the U.S. Collateral Agent or the U.K. Collateral Agent and the Lenders including, without limitation, documents described in Section 4.3.

               "Collateral Guarantor" means a Guarantor with respect to which the Administrative Agent or a Collateral Agent has a security interest (second in priority only to Prior Permitted Liens and as set forth in the Intercreditor Agreement), in substantially all its assets.

               "Commencement Date" means has the meaning specified in the recitals.

               "Compliance Certificate" means a certificate substantially in the form of Exhibit B.

               "Confirmation Order" means the order of the Bankruptcy Court dated July 23, 2002 confirming the Plan.

               "Consolidated Interest Expense" means, for any period, the consolidated interest expense of a Person and its Subsidiaries for such period, as determined in accordance with GAAP and in any event including, without duplication, all commissions, discounts and other fees and charges owed with respect to letters of credit and banker's acceptances, net costs under interest rate protection agreements, the portion of any Capital Leases allocable to consolidated interest expense and losses and discounts attributable to the sale of receivables and related assets.

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               "Consolidated Net Income" means, for any period, all amounts which, in conformity with GAAP, would be included under net income on a consolidated income statement of a Person and its Subsidiaries for such period, exclusive of Affiliate equity earnings, inclusive of Affiliate cash dividends (to the extent of Affiliate equity earnings).

               "Contractual Obligation" means, relative to the Borrower or any Subsidiary, any provision of any security issued by the Borrower or such Subsidiary or of any Instrument or undertaking to which the Borrower or such Subsidiary is a party or by which it or any of its property is bound.

               "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

               "Conversion/Continuation Date" means any date on which, under
         Section 2.4, the Borrower (a) converts Loans of one Type to another Type, or (b) continues Loans as Loans of the same Type, but with a new Interest Period.

               "Debentures" means the debentures dated on or about May 15, 2001 among certain companies listed on the attached Schedule 1.1 created in favour of (a) Bank of America, N.A., as Security Trustee, and (b) Royal Bank of Scotland Plc, as Security Trustee, as amended and supplemented.

               "Debt" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) all obligations of such Person as lessee under Capital Leases which have been recorded as liabilities on a balance sheet of such Person, (c) all obligations of such Person to pay the deferred purchase price of property or services (other than current accounts payable in the ordinary course of business), (d) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person (it being understood that if such Person has not assumed or otherwise become personally liable for any such indebtedness, the amount of the Debt of such Person in connection therewith shall be limited to the lesser of the face amount of such indebtedness or the fair market value of all property of such Person securing such indebtedness), (e) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn) and banker's acceptances issued for the account of such Person, (f) all obligations of such Person in respect of Swap Contracts, (g) all Suretyship Liabilities of such Person, (h) any liability under any so-called "synthetic lease" transaction entered into by such Person, (i) all Debt (as defined above) of any partnership in which such Person is a general partner, (j) the outstanding principal amount then owed to investors in connection with the sale of the accounts receivable of a Person or any Subsidiary of a Person and
         (k) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any capital stock of such Person; provided, however, that neither the Valencia Lease nor the principal amount of the Loan Notes shall constitute Debt hereunder. The amount of the Debt of any Person in respect of Swap Contracts shall be deemed to be the

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         unrealized net loss position of such Person thereunder (determined for each counterparty individually, but netted for all Swap Contracts maintained with such counterparty).

               "Debtors" has the meaning specified in the recitals.

               "Default" means any event which if it continues uncured will, with lapse of time or notice or lapse of time and notice, constitute an Event of Default.

               "Disclosure Schedule" means the Disclosure Schedule attached hereto as Schedule 1.2.

               "Dissolution Subsidiary" shall mean any dormant and inactive subsidiary, with the majority of its assets consisting of inter-affiliate receivables and investments, which are scheduled to be dissolved as soon as practicable after Effective Date, as listed on
         Item 1.1 to the Disclosure Schedule.

               "Documents" means all documents as such term is defined in the UCC, including bills of lading, warehouse receipts or other documents of title, now owned or hereafter acquired by the Borrower or any Collateral Guarantor.

               "Dollar(s)" and the sign "$" mean lawful money of the United States of America.

               "Domestic Subsidiary" means a Subsidiary that is created or organized in or under the law of the United States, any State thereof or the Commonwealth of Puerto Rico.

               "EBITDA" means, for any period, the sum of (a) Consolidated Net Income for such period, plus (b) the aggregate amount deducted (or minus the aggregate amount added) with respect to federal, state, local and foreign income taxes in determining such Consolidated Net Income, plus (c) Consolidated Interest Expense for such period (net of consolidated interest income of a Person and its Subsidiaries for such period), plus (d) depreciation and amortization for such period, plus
         (e) to the extent deducted in determining Consolidated Net Income, Reorganization Items for such period, plus (f) to the extent deducted in determining Consolidated Net Income, Restructuring Expenses for such period.

               Items (b), (c), (d), and (e) above should be calculated excluding any extraordinary and/or non-recurring gains or losses which have been included in the calculation of Consolidated Net Income. Such items may include, but are not limited to, any write down or impairment of assets of any Person and its subsidiaries.

               "Effective Date" means the date on which all conditions precedent set forth in Section 6.1 are satisfied or waived by all Lenders (or, in the case of Section 6.1(d), waived by any Person entitled to receive such payment).

               "Eligible Assignee" means (a) a financial institution organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a

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         political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided that such Lender is acting through a branch or agency located in the United States; (c) a Person that is primarily engaged in the business of commercial banking and that is (i) a Subsidiary of a Lender, (ii) a Subsidiary of a Person of which a Lender is a Subsidiary, or (iii) a Person of which a Lender is a Subsidiary; (d) another Lender; (e) any other entity which is an "accredited investor" (as defined in Regulation D under the Securities Act of 1933, as amended) which extends credit or buys loans as one of its businesses, including but not limited to, insurance companies, mutual funds and lease financing companies; or (f) other lenders or institutional investors consented to in writing in advance by the Majority Lenders. Neither the Borrower nor any Subsidiary of the Borrower shall be an Eligible Assignee.

               "Environmental Laws" means all applicable federal, state or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to public health and safety and protection of the environment.

               "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

               "Eurocurrency Reserve Percentage" means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"). The Offshore Rate for each outstanding Offshore Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

               "Event of Default" means any of the events described in Section 9.1.

               "Event of Loss" means, with respect to any property, any of the following: (a) any loss, destruction or damage of such property; (b) any pending or threatened institution of any proceedings for the condemnation or seizure of such property or for the exercise of any right of eminent domain; or (c) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property, or confiscation of such property or the requisition of the use of such property.

               "Excess Cash Flow" means, for any Fiscal Year (commencing on or after September 1, 2002), Consolidated Net Income plus depreciation and amortization, minus capital expenditures (excluding the financed portion thereof (including with proceeds of equity, debt, asset sales or insurance)), plus other non-cash charges (including with respect to taxes) and Interest Expense to the extent deducted in determining Consolidated

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         Net Income plus decreases or minus increases in Working Capital minus
         Interest Expense paid in cash for such period, minus scheduled principal payments paid in respect of Debt.

               "Excluded Subsidiaries" means the Subsidiaries listed on Schedule 4.3.

               "Exit Facility Credit Documents" means the Post-Petition Credit Agreement, including all related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time (in whole or in part) including, without limitation any and all agreements (whether pursuant to one or more agreements) extending the maturity of, refinancing, replacing or otherwise restructuring (but excluding any increase in the amount of available borrowings thereunder except as permitted under Section 8.22(e)) all or any portion of the obligations under such agreements or any successor or replacement agreement or agreements and whether by the same and/or other agent, lender or group of lenders.

               "Federal Funds Rate" means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, "H.15(519)") on the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Administrative Agent.

               "Fiscal Quarter" means any fiscal quarter of a Fiscal Year.

               "Fiscal Year" means the fiscal year of the Borrower and its Subsidiaries, which period shall be the 12-month period ending on August 31 of each year.

               "Fixed Charge Coverage Ratio" means for any period, for the Borrower and its Subsidiaries on a consolidated basis, the ratio of:
         (a) EBITDA minus the aggregate amount of all expenditures of the Borrower and its Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures minus payments on Capitalized Leases to (b) Interest Expense plus scheduled principal payments on Debt.

               "Foreign Guarantor" means each Foreign Subsidiary of the Borrower listed on Schedule 1.3 as updated from time to time.

               "Foreign Subsidiary" means any Subsidiary that is not created or organized in or under the law of the United States, any state thereof or the Commonwealth of Puerto Rico.

               "FRB" means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

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               "Funded Debt" of any Person at any date of determination means the sum of all Debt described in clauses (a), (b), and (i) of the definition of "Debt".

               "Further Taxes" means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges (including, without limitation, net income taxes and franchise taxes), and all liabilities with respect thereto, imposed by any jurisdiction on account of Taxes or Other Taxes payable or paid pursuant to Section 5.2.

               "FX Trading Office" means Cayman USD Funding No. 5761 of Bank of America, or such other of Bank of America's offices as Bank of America may designate from time to time.

               "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which except as provided in Section 1.3 are applicable to the circumstances as of the date of determination.

               "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

               "Guarantor" means (a) each Subsidiary of the Borrower listed on
         Schedule 1.3 and (b) each other Person who executes or reaffirms a Guaranty on or after the Effective Date.

               "Guaranty" means any guaranty delivered in connection with this Agreement by (a) a Foreign Guarantor in a form as shall be satisfactory to the Agent or (b) the U.S. Guarantors substantially the forms delivered in connection with the Pre-Petition Credit Agreements.

               "Hazardous Material" means

               (a) any "hazardous substance", as defined by CERCLA;

               (b) any "hazardous waste", as defined by the Resource Conservation and Recovery Act;

               (c) any crude oil, petroleum product or fraction thereof (excluding gasoline and oil in motor vehicles, small amounts of cleaners and similar items used in the ordinary course of business); or

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               (d) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any Environmental Law.

               "Impermissible Change in Control" means at any time, any Person or group of Persons acting in concert (other than the existing equityholders on the Effective Date), which are unacceptable to the Majority Lenders, have obtained control of more than 20% of the issued and outstanding shares of voting stock of the Borrower.

               "Indemnified Liabilities" has the meaning specified in Section 11.5.

               "Indemnified Person" has the meaning specified in Section 11.5.

               "Instrument" means any contract, agreement, letter of credit, indenture, mortgage, document or writing (whether by formal agreement, letter or otherwise) under which any obligation is evidenced, assumed or undertaken, or any Lien (or right or interest therein) is granted or perfected.

               "Intercreditor Agreement" shall mean that Intercreditor Agreement, dated as of even date herewith in substantially the form of Exhibit E.

               "Interest Deferral" has the meaning specified in Section 3.4.

               "Interest Expense" means, for any period, the consolidated interest expense of the Borrower and its Subsidiaries for such period, as determined in accordance with GAAP and in any event including, without duplication, interest on the Loan Notes paid by the Borrower or any of its Subsidiaries, all commissions, discounts and other fees and charges owed with respect to letters of credit and banker's acceptances, net costs under interest rate protection agreements, the portion of any Capital Leases allocable to consolidated interest expense and losses and discounts attributable to the sale of receivables and related assets, but excluding, to the extent included therein, non-cash amortization expenses.

               "Interest Payment Date" means, as to any Base Rate Loan, the last Business Day of each calendar quarter and, as to any Offshore Rate Loan, the last day of any Interest Period; provided, however, that if any Interest Period exceeds three months, the date that falls three months after the beginning of such Interest Period is also an Interest Payment Date.

               "Interest Period" means, as to any Offshore Rate Loan, the period commencing on the Borrowing Date of such Loan, or on the Conversion/Continuation Date on which the Loan is converted into or continued as an Offshore Rate Loan, and ending on the date one, two, three or six months thereafter as selected by the Borrower in its Notice of Conversion/Continuation, as the case may be; provided that:

                    (i) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of an Offshore Rate Loan, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

                    (ii) any Interest Period pertaining to an Offshore Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

                    (iii) no Interest Period for any Loan shall extend beyond a
               Principal Repayment Date, unless there are Base Rate Loans or other Offshore Rate Loans with Interest Periods ending prior to such Principal Repayment Date in amounts at least equal to the amount of the payment scheduled on such Principal Repayment Date; and

                    (iv) no Interest Period for any Loan shall extend beyond the
               Termination Date.

               "Investment" means, with respect to any Person: (a) any loan or advance made by such Person to any other Person; and (b) any capital contribution made by such Person to, or ownership or similar interest held by such Person in, any other Person. The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property.

                  "Investment Property" means all of the Borrower's or a Collateral Guarantor's right, title and interest in and to any and all:
         (a) securities whether certificated or uncertificated; (b) securities entitlements; (c) securities accounts; (d) commodity contracts; or (e) commodity accounts.

               "Lending Office" means, as to any Lender, the office or offices of such Lender specified as its "Lending Office" or "Domestic Lending Office" or "Offshore Lending Office", as the case may be, on Schedule 11.2, or such other office or offices as such Lender may from time to time notify the Borrower and the Administrative Agent.

               "Leverage Ratio" means on any date, for the Borrower and its Subsidiaries on a consolidated basis the ratio of (a) Total Debt on such date to (b) EBITDA for the twelve month period then ending.

               "Lien" means, when used with respect to any Person, any interest of any other Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

               "Loan" means a Loan deemed made by a Lender to the Borrower under
         Section 2.1. A Loan may be a Base Rate Loan or an Offshore Rate Loan (each a "Type" of Loan).

               "Loan Documents" means this Agreement, any Notes, any Guaranty, the Collateral Documents and all other documents delivered to the Administrative Agent or any Lender in connection herewith including any related fee letters.

               "Loan Notes" means (a) Deed Constituting Floating Rate Unsecured Loan Notes 2008, dated June 19, 1998, as amended, by Applied Power Limited and National Westminster Bank PLC, (b) Deed Constituting Floating Rate Unsecured Loan Notes 2003, dated October 13, 1998, as amended, by APW Enclosure Systems Limited and National Westminister Bank PLC, (c) Counter-Indemnity Agreement, dated on or about May 25, 2001, by and among APW and National Westminster Bank PLC, (d) the Payment Agreement dated June 28, 2002 with National Westminister Bank, PLC and (e) all notes, guaranties, pledges, and other agreements and documents given or issued pursuant thereto or in connection therewith.

               "Loan Party" means the Borrower and each Guarantor.

               "Majority Lenders" means Lenders having an aggregate Pro Rata Share of the Loans in excess of 50%.

               "Margin Stock" means any "margin stock" as defined in Regulation U of the Board of Governors of the Federal Reserve System.

               "Material Adverse Effect" means, other than arising in connection with the Chapter 11 Cases or as indicated in writing to the Lenders prior to the date hereof, a material adverse effect on (a) the financial condition, operations, business, assets or prospects of the Borrower and its Subsidiaries taken as a whole, or (b) the ability of the Borrower or any Guarantor to timely and fully perform any of its payment or other material obligations under this Agreement, any Note or any other Loan Document, or (c) the perfection or priority of the Liens granted pursuant to the Collateral Documents, subject to the Intercreditor Agreement.

               "Minimum Amount" means, in respect of Loans comprising part of the same Borrowing, or to be converted or continued under Section 2.4, the amount of $1,000,000 or any integral multiple thereof.

               "Net Issuance Proceeds" means, as to any issuance of debt or equity by any Person, cash proceeds and non-cash proceeds received or receivable by such Person in connection therewith, net of reasonable out-of-pocket costs and expenses paid or incurred in connection therewith in favor of any Person not an Affiliate of such Person, such costs and expenses not to exceed 10% of the gross proceeds of such issuance.

               "Net Proceeds" means, (a) as to any disposition, proceeds in cash, checks or other cash equivalent financial instruments as and when received by such Person, net of: (i) the direct costs relating to such disposition, excluding amounts payable to such Person or any

         Affiliate of such Person, (ii) an estimate of cash Taxes paid or payable by such Person within nine months of the disposition as a direct result thereof and (iii) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on purchase money liens or other Prior Permitted Liens on the asset which is the subject of such Disposition; or (b) any proceeds paid on account of any Event of Loss, net of (i) all money actually applied to repair or reconstruct the taking, (ii) all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, and (iii) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments.

               "Non-Collateral Guarantor" means a Guarantor with respect to which the Administrative Agent does not have a security interest (second in priority only to Prior Permitted Liens and as set forth in the Intercreditor Agreement) in substantially all its assets.

               "Non-U.S. Security Documents" means the Debentures and Security Documents listed in Schedule 1.4 hereto.

               "Note" means a promissory note of the Borrower payable to a Lender in substantially the form of Exhibit A.

               "Notice of Assignment and Acceptance" means a Notice of Assignment and Acceptance substantially in the form of Exhibit B.

               "Notice of Conversion/Continuation" means a notice in substantially the form of Exhibit C.

               "Obligations" means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower or any Guarantor arising under any Loan Document, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and including interest that accrues after the commencement of any proceeding under any debtor relief laws by or against the Borrower, any Guarantor or any Subsidiary or Affiliate thereof.

               "Offshore Base Rate" means, for such Interest Period:

               (a) the rate per annum (carried out to the fifth decimal place) equal to the rate determined by Administrative Agent to be the offered rate that appears on the page of the Telerate Screen that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

               (b) in the event the rate referenced in the preceding subsection
         (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum (carried out to the fifth decimal place) equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in

         Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

               (c) in the event the rates referenced in the preceding subsections (a) and (b) are not available, the rate per annum determined by Administrative Agent as the rate of interest at which deposits in Dollars (for delivery on the first day of such Interest Period) in same day funds in the approximate amount of the applicable Offshore Rate Loan and with a term equivalent to such Interest Period would be offered by its London Branch to major Lenders in the offshore Dollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

               "Offshore Rate" means for any Interest Period with respect to any Offshore Rate Loan, a rate per annum determined by Administrative Agent pursuant to the following formula (the determination of the Eurocurrency Reserve Percentage and the Offshore Base Rate by Administrative Agent shall be conclusive in the absence of manifest error):

                  Offshore Rate  =          Offshore Base Rate
                                   ---------------------------------------
                                    1.00 - Eurocurrency Reserve Percentage

               "Offshore Rate Loan" means a Loan that bears interest based on the Offshore Rate.

               "Organic Document" means, relative to the Borrower or each of the Guarantors, its certificate of incorporation, its by-laws, any other constituent documents and all shareholder agreements, voting trusts and similar arrangements applicable to any of its capital stock or other constituent documents.

               "Other Taxes" means any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

               "Outstanding Obligations" means, as of any date, and giving effect to making any Loans and all payments, repayments and prepayments made on such date, (a) when reference is made to all Lenders, the sum of the aggregate outstanding principal amount of all Loans, and (b) when reference is made to one Lender the sum of the aggregate outstanding principal amount of all Loans made by such Lender.

               "Participant" has the meaning specified in Section 11.8(d).

               "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

               "Pension Plan" means a "pension plan", as such term is defined in section 3(2) of ERISA, which is subject to title IV of ERISA (other than a multiemployer plan as defined in section 4001(a)(3) of ERISA), and to which the Borrower or any corporation, trade or business that is, along with the Borrower, a member of a Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.

               "Permitted Liens" means:

               (a) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves;

               (b) Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law and (ii) Liens incurred in connection with worker's compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety and appeal bonds, bids, performance bonds and similar obligations) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any deposits or advances or borrowed money or the deferred purchase price of property or services, and, in each case, for which it maintains adequate reserves;

               (c) attachments, judgments and other similar Liens, for sums not exceeding $2,000,000, arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

               (d) other Liens incidental to the conduct of the business of the Borrower or a Subsidiary or the ownership of its property or assets, including easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens, which Liens were not incurred in connection with the borrowing of money and do not, in any case or in the aggregate, interfere in any material respect with the ordinary conduct of the business of the Borrower or any Subsidiary;

               (e) building restrictions, zoning laws and other statutes, laws, rules, regulations, ordinances and restrictions, and any amendments thereto, now or at any time hereafter adopted by any governmental authority having jurisdiction; cash collateral pursuant to the Loan Documents;

               (f) Liens in favor of the Administrative Agent, any Collateral Agent and the Lenders securing the obligations under the Loan Documents;

               (g) Prior Permitted Liens and Liens in favor of the Post-Petition Agent and the Post-Petition Lenders securing the Post-Petition Obligations;

               (h) Liens granted to RBS and National Westminister Bank PLC providing cash collateral in respect of foreign exchange facilities, the provision of which is permitted by this Agreement, provided that the maximum amount of cash collateral outstanding at any time pursuant to this clause (i) shall not exceed $1,000,000; and

               (i) other Liens securing obligations permitted under Section 8.22(d) or Section 8.22(e).

               "Person" means any natural person, corporation, partnership, trust, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity, whether acting in an individual, fiduciary or other capacity.

               "Plan" has the meaning specified in the recitals.

               "Pledge Agreement" means that certain Amended and Restated Pledge Agreement, dated as of May 16, 2002, among the Borrower, certain Subsidiaries of the Borrower and the Post-Petition Agent, as amended or modified from time to time.

               "Post-Petition Agent" means Bank of America in its capacity as Post-Petition Agent for the Lenders under the Post-Petition Credit Agreement, any successor Post-Petition Agent and any other agent under an Exit Facility Document.

               "Post-Petition Credit Agreement" means the Post-Petition Multicurrency Superpriority Credit Agreement dated as of May 16, 2002, among the Borrower, the Financial Institutions Party Thereto, Bank of America, N.A., as Post-Petition Agent and U.S. Collateral Agent, Royal Bank of Scotland, plc, as Lead Arranger, Book Manager and U.K. Collateral Agent and Oaktree Capital Management, LLC, as Lead Arranger and Book Manager as such Agreement may be amended, modified, supplemented, amended and restated, replaced or refinanced from time to time so long as no such amendment, modification, supplement, amendment and restatement, replacement or refinancing shall increase the principal amount thereof except as permitted under Section 8.22(e).

               "Post-Petition Obligations" means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower or any Guarantor arising under the Exit Facility Credit Documents and any document related thereto, whether direct or indirect (including those acquired by assignment), absolute or continent, due or to become due, now existing or hereafter arising and including interest that accrues after the commencement of any proceeding under any debtor relief laws by or against the Borrower, any Guarantor or any Subsidiary or Affiliate thereof.

               "Pounds Sterling" means lawful money of the United Kingdom.

               "Pre-Petition Credit Agreement" has the meaning specified in the recitals.

               "Pre-Petition Obligations" means all obligations of the Borrower under the Pre-Petition Credit Agreements.

               "Pre-Petition U.K. Obligations" means all obligations of the Borrower under the U.K. Pre-Petition Credit Agreements.

               "Pre-Petition U.S. Obligations" means all obligations of the Borrower under the U.S. Pre-Petition Credit Agreement.

               "Principal Prepayment Date" has the meaning specified in Section 3.1.

               "Prior Permitted Liens" means any and all valid, perfected pre-Commencement Date Liens in existence as of the Commencement Date.

               "Pro Rata Share" means, as to any Lender, at any time, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Lender's Loans divided by the combined Loans of all the Lenders).

               "Proprietary Rights" means all of the Borrower's and its Subsidiaries' now owned and hereafter arising or acquired: licenses, franchises, permits, patents, patent rights, copyrights, works which are the subject matter of copyrights, trademarks, service marks, trade names, trade styles, patent, trademark and service mark applications, and all licenses and rights related to any of the foregoing, including those patents, trademarks, service marks, trade names and copyrights set forth in the schedules to the Security Agreement, and all other rights under any of the foregoing, all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing, and all rights to sue for past, present and future infringement of any of the foregoing.

               "RBS" means The Royal Bank of Scotland PLC.

               "Release" means a "release", as such term is defined in CERCLA.

               "Reorganization Items" means non-recurring expenses (including professional fees) incurred in connection with the Chapter 11 Cases.

               "Requirement of Law" means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

               "Resource Conservation and Recovery Act" means the Resource Conservation and Recovery Act, 42 U.S.C. Section 690, et seq., as in effect from time to time.

               "Restructuring Expenses" means GAAP and non GAAP restructuring expenses incurred by the Borrower and its Subsidiaries during any specified period.

               "Same Day Funds" means immediately available funds.

               "SEC" means the Securities and Exchange Commission.

               "Security Agreement" means that certain Amended and Restated Security Agreement, dated as of May 16, 2002 among the Borrower, certain Subsidiaries of the Borrower and Bank of America, National Association in its capacity as Administrative

         Agent under the Pre-Petition Credit Agreement and as Post-Petition Agent, as amended or modified from time to time.

               "Security Documents" means the Security Agreement, the Debentures, the Non-U.S. Security Documents and the Amendment and Confirmation.

               "Shared Collateral" shall have the meaning set forth in the Intercreditor Agreement.

               "Spot Rate" for a currency means the rate quoted by Bank of America as the spot rate for the purchase by Bank of America of such currency with another currency through its FX Trading Office at approximately 11:00 a.m. (New York time) on the date two Business Days prior to the date as of which the foreign exchange computation is made.

               "Subsidiary" means, with respect to any Person, any corporation, association, partnership, limited liability company or other business entity of which such Person and/or its other Subsidiaries own, directly or indirectly, more than 50% of the voting stock, membership interests or other equity interests. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Borrower.

               "Supermajority Lenders" means Lenders having an aggregate Pro Rata Share of the Loans in excess of 85%.

               "Suretyship Liability" means any agreement, undertaking or other contractual arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, or otherwise to assure a creditor against loss) any indebtedness, obligation or other liability (including accounts payable) of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person's obligation under any Suretyship Liability shall (subject to any limitation set forth therein) be deemed to be the principal amount of the indebtedness, obligation or other liability guaranteed thereby.

               "Swap Contract" means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other, similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

               "Taxes" means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, respectively, taxes imposed on or measured by its net income by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or the Administrative Agent, as the case may be, is organized or maintains a lending office.

               "Termination Date" means July 31, 2007.

               "Tier-One Collateral Guarantor" means a Collateral Guarantor organized in, and with all its assets located in, the United States, England, Scotland or Ireland.

               "Tier-Two Collateral Guarantor" means a Collateral Guarantor, other than a Tier-One Collateral Guarantor.

               "Total Debt" means at any particular time, all outstanding Debt (including contingent obligations with respect to Debt of other Persons) of the Borrower and its Subsidiaries on a consolidated basis.

               "Two Thirds Lenders" means Lenders having an aggregate Pro Rata Share of the Loans at least of 66 2/3%

               "Type" has the meaning specified in the definition of "Loan".

               "U.K. Collateral Agent" means RBS, in its capacity as U.K. collateral agent under the Security Documents.

               "U.K. Pre-Petition Credit Agreements" has its meaning specified in the recitals.

               "United States" or "U.S." means the United States of America, its 50 States, the District of Columbia and the Commonwealth of Puerto Rico.

               "U.S. Collateral Agent" means Bank of America in its capacity as U.S. collateral agent under the Security Documents.

               "U.S. Pre-Petition Credit Agreement" has the meaning specified in the recitals.

               "Valencia Lease" means Lease Agreement, dated as of September 15, 1998, between Assex XV Holdings Company, L.L.C. as Lessor, and Zero Corporation n/k/a APW North America, Inc. as Lessee, as amended, together with the Ground Lease, the Participation Agreement, the Loan Agreement and the other Operative Documents, as amended (all as defined in the Lease Agreement), relating to a synthetic lease of land and improvements located at 28545 Livingston Avenue West, Valencia, California

               "Welfare Plan" means a "welfare plan", as such term is defined in section 3(1) of ERISA.

               "Working Capital" means consolidated current assets of the Borrower and its Subsidiaries (excluding cash and Cash Equivalents) minus consolidated current liabilities of the Borrower and its Subsidiaries (excluding the current portion of any long term Debt including loans under Exit Facility Credit Documents).

         1.2 Other Interpretive Provisions.

               (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

               (b) The words "hereof", "herein", "hereunder" and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

               (c) (i) The term "documents" includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

                       (ii) The term "including" is not limiting and means "including without limitation."

                       (iii) In the computation of periods of time from a
               specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including."

               (d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and
         (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

               (e) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

               (f) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless otherwise expressly provided, any reference to any action of the Administrative Agent or the Lenders by way of consent, approval or waiver shall be deemed modified by the phrase "in its/their sole discretion."

               (g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Administrative Agent, the Borrower and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Lenders or the Administrative Agent merely because of the Administrative Agent's or Lenders' involvement in their preparation.

         1.3 Accounting Principles. References to financial statements include notes thereto in accordance with GAAP; and accounting terms used but not defined herein shall be construed in accordance with GAAP, and whenever the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for purposes hereof, such determination or computation shall be made in accordance with GAAP; provided that such determinations and computations with respect to financial covenants and ratios hereunder shall be made in accordance with GAAP as in effect on the date hereof.

                                   ARTICLE II

                                      LOANS

         2.1 Amounts of Loans. In partial exchange for the Pre-Petition U.S. Obligations, each Lender shall be deemed to have made a Base Rate Loan in the amount set forth in Schedule 2.1 hereto. Upon the effectiveness hereof, the Pre-Petition U.K. Obligations shall be cancelled and the interests of the Lenders thereunder shall be refinanced by the interests of such Lenders under this Agreement. No additional loans shall be made under this Agreement, except as provided in Section 3.4(c). The Loans shall be in Dollars.

         2.2 Loan Accounts.

               (a) The Loans made by each Lender shall be evidenced by one or more loan accounts or records maintained by such Lender in the ordinary course of business. The loan accounts or records or schedules, as the case may be, maintained by the Administrative Agent and each Lender shall be rebuttable presumptive evidence of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Loans.

               (b) Upon the request of any Lender made through the Administrative Agent, the Loans made by such Lender may be evidenced by one or more Notes. Each such Lender may also endorse on the schedules annexed to its Note(s) the date, amount and maturity of each Loan made by it and the amount of each payment of principal made by the Borrower with respect thereto. Each such Lender is irrevocably authorized by the Borrower to endorse its Note(s) and each Lender's record shall be rebuttable presumptive evidence; provided, however, that the failure of a Lender to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the obligations of the Borrower hereunder or under any such Note to such Lender.

         2.3 Procedure for Borrowing. The Loans shall be deemed made as Base Rate Loans upon the entering of the Confirmation Order. No amount of any Loan, which is repaid, may be reborrowed.

         2.4 Conversion and Continuation Elections for Borrowing.

               (a) The Borrower may, upon irrevocable written notice to the Administrative Agent in accordance with Section 2.4(b):

                    (i) elect, as of any Business Day, in the case of Base Rate
               Loans, or as of the last day of the applicable Interest Period, in the case of Offshore Rate Loans, to convert any such Loans (or any part thereof in an amount not less than the Minimum Amount) into Loans of any other Type; or

                    (ii) elect, as of the last day of the applicable Interest
               Period, to continue any Loans having Interest Periods expiring on such day (or any part thereof in an amount not less than the Minimum Amount).

               (b) The Borrower shall deliver a Notice of Conversion/Continuation to be received by the Administrative Agent not later than 8:30 a.m. (New York time) at least three Business Days in advance of the Conversion/Continuation Date, specifying:

                         (A) the proposed Conversion/Continuation Date;

                         (B) the aggregate amount of Loans to be converted or
                    continued;

                         (C) the Type of Loans resulting from the proposed
                    conversion or continuation; and

                         (D) other than in the case of conversions into Base
                    Rate Loans, the duration of the requested Interest Period.

               (c) If upon the expiration of any Interest Period applicable to Offshore Rate Loans, the Borrower has failed to select timely a new Interest Period to be applicable to such Offshore Rate Loans, or if any Default or Event of Default then exists, the Borrower shall be deemed to have elected to convert such Offshore Rate Loans into Base Rate Loans. If the Borrower has elected to continue its Offshore Rate Loans or convert its Base Rate into Offshore Rate Loans in accordance with the terms hereof but has failed to select a new Interest Period to be applicable to Offshore Rate Loans prior to the third Business Day in advance of the expiration date of the current Interest Period applicable thereto, the Borrower shall be deemed to have elected a one month Interest Period effective as of the expiration date of such Interest Period.

               (d) The Administrative Agent will promptly notify each Lender of its receipt of a Notice of Conversion/Continuation, or, if no timely notice is provided by the Borrower, the Administrative Agent will promptly notify each Lender of the details of any automatic conversion. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Loans with respect to which the notice was given.

               (e) Unless the Majority Lenders otherwise agree, during the existence of a Default or Event of Default, the Borrower may not elect to have a Loan converted into or continued as an Offshore Rate Loan.

               (f) After giving effect to any conversion or continuation of Loans, there may not be more than six different Interest Periods in effect in respect of all Loans together then outstanding.

                                  ARTICLE III

                              PREPAYMENTS; PAYMENTS

         3.1 Scheduled Prepayments. The Borrower shall repay the principal amount of the Loans in the principal amounts on the following dates:


                         Date                              Amounts
                        ------                            ---------

                   October 31, 2004                      $2,500,000

                   January 31, 2005                      $2,500,000

                    April 30, 2005                       $2,500,000

                     July 31, 2005                       $2,500,000

                   October 31, 2005                      $5,000,000

                   January 31, 2006                      $5,000,000

                    April 30, 2006                       $5,000,000

                     July 31, 2006                       $5,000,000

                   October 31, 2006                      $5,000,000

                   January 31, 2007                      $5,000,000

                    April 30, 2007                       $5,000,000

                                             $55,000,000, plus all additional
                     July 31, 2007          principal pursuant to Section 3.4(c)

         All outstanding Loans, including accrued interest and fees, shall be repaid on July 31, 2007. All prepayments under Sections 3.2 and 3.3 shall be applied to the above listed installments of Loans in inverse order of their maturities. All prepayments, whether voluntary or mandatory, shall be subject to
Section 5.5.

         3.2 Mandatory Prepayments. The following prepayments of Loans shall be required; provided, that to the extent the Exit Facility Credit Documents requires prepayments on the following events (and such prepayments are, in fact made), the following prepayments of the Loans in this Section shall not be required and provided, further, if after the prepayments under the Exit Facility Credit Documents required upon any of the following events, the cash and Cash

Equivalents held by the Borrower and its Subsidiaries exceed $10,000,000, such excess shall be applied to prepay the outstanding Loans.

               (a) Net Proceeds of Disposition of Assets. Upon the disposition of any assets (including any receipt of insurance proceeds upon an Event of Loss, except to the extent reinvested within six months) of the Borrower or any of its Subsidiaries, except sales of inventory in the ordinary course of business, and dispositions less than $1,000,000 per disposition, but subject to a $5,000,000 aggregate limit during the term of this Agreement, the Loans shall be prepaid by an aggregate amount equal to 100% of the Net Proceeds raised by such disposition. If the actual cash Taxes on any disposition paid within nine months of receipt of Net Proceeds are less than the estimated tax component of Net Proceeds, the Loans shall be prepaid by the excess of the estimated tax component less the actual Taxes.

              (b) Issuance of Equity. Immediately upon the issuance of equity in the Borrower or any of its Subsidiaries other than with respect to warrants and options (and any capital stock issued upon the exercise of warrants or options) issued to the existing equity owners of Oldco or Lenders under the Exit Facility Credit Documents, the Loans shall be ratably reduced by an amount equal to the Net Issuance Proceeds received in cash or Cash Equivalents.

              (c) Excess Cash Flow. Upon the earlier of (x) the date on which annual audited statements are required to be delivered pursuant to
         Section 11.1(a) hereof (whether or not so delivered) and (y) the delivery of the annual audit financial statements for each fiscal year of the Borrower, the Loans shall be prepaid by the amount equal to 50% of the Excess Cash Flow for such fiscal year. Each prepayment hereunder shall be accompanied by a certificate signed by Borrower's Chief Financial Officer certifying the manner in which Excess Cash Flow was calculated, which certificate shall be in form and substance reasonably satisfactory to the Majority Lenders. (For the avoidance of doubt, the prepayment under this Section 3.2(c), giving effect to the second proviso of Section 3.2, plus the prepayment out of Excess Cash Flow made under the Exit Facility Credit Documents shall equal 50% of Excess Cash Flow for the applicable fiscal year).

         3.3 Optional Prepayments. The Borrower may, at any time or from time to time, by giving the Administrative Agent irrevocable notice not later than (i) 8:30 a.m. (New York time) on the date of the proposed prepayment, in the case of Base Rate Loans and (ii) 8:30 a.m. (New York time) three Business Days prior to the proposed payment date, in the case of Offshore Rate Loans, ratably prepay Loans in whole or in part, in amounts equal to the Minimum Amount. Such notice of prepayment shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of any such notice, and of such Lender's share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid and any amounts required pursuant to
Section 5.5. The Administrative Agent, in all instances, shall be entitled to rely on such notice.

       3.4 Interest.

               (a) Each Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the Offshore Rate or the Base Rate, as the case may be, plus the Applicable Margin (and subject to the Borrower's right to convert to other Types of Loans under Section 2.4).

               (b) Subject to the following clause (c), interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of Offshore Rate Loans for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall be paid on demand of the Administrative Agent at the request or with the consent of the Majority Lenders.

               (c) The Borrower shall have the option, so long as no Event of Default (it being understood that the deferral of an Interest Payment as permitted under this Section 3.4(c) shall not constitute such an Event of Default) has occurred and is continuing, to defer interest payments for up to two fiscal quarters; provided, that, (i) the fiscal quarters shall not be consecutive, (ii) the Borrower shall give notice to the Administrative Agent prior to fifteen days before the end of the applicable fiscal quarter, and (iii) interest during such fiscal quarter shall accrue at the rate otherwise applicable plus 2% and shall be added as additional principal to the Loans at the end of such fiscal quarter, bearing interest payable as set forth for Loans under this Agreement and with such additional principal being payable on the Termination Date. (Any deferral of interest shall be called on "Interest Deferral"). Interest may not be deferred for any fiscal quarter ending after August 31, 2004 or for any fiscal quarter commencing after the first consecutive six month period for which the Leverage Ratio was 3.5 to 1.0 or less.

               (d) After maturity of any Loan (whether by acceleration or otherwise) or upon the occurrence of any Event of Default (upon the election of Majority Lenders), such Loan shall bear interest on the unpaid principal amount thereof at a rate per annum equal to (i) for any Base Rate Loan the sum of two percent (2%) plus the Base Rate plus the Applicable Margin from time to time in effect; and (ii) for any Offshore Rate Loan, the sum of three percent (3%) plus the rate of interest in effect thereon at the time of such maturity until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of two percent (2%) plus the Base Rate plus the Applicable Margin from time to time in effect.

       3.5 Fees.

       The Borrower shall pay the administrative fees, which fees shall include the fees payable to the Collateral Agents pursuant to the Administrative Fee Letter or any fee letters issued by the Collateral Agents.

       Each of the fees and charges set forth in this Section 3.5 are non-refundable.

       3.6 Computation of Fees and Interest.

       All computations of interest, when calculated at the "prime rate", shall be made on the basis of a 365/6 day year and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year).

       3.7 Payments by the Borrower.

               (a) All payments to be made by the Borrower shall be made without set-off, deduction, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Borrower shall be made in Dollars to the Administrative Agent for the account of the Lenders at the Administrative Agent's Payment Office. Such payments shall be made in Same Day Funds, no later than 12:00 p.m. (New York time) on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share of such principal, interest, fees or other amounts, in like funds as received. Any payment which is received by the Administrative Agent later than 12:00 p.m. (New York time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

               (b) Subject to the provisions set forth in the definition of "Interest Period" herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

               (c) Unless the Administrative Agent receives notice from the Borrower prior to the date on which any payment is due to the Lenders that the Borrower will not make such payment in full as and when required, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date in immediately available funds and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower has not made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent on demand such amount distributed to such Lender, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date repaid.

       3.8 Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its applicable Pro Rata Share, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender's ratable share (according to the proportion of (i) the amount of such paying Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 11.10) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments.

                                   ARTICLE IV

                            GUARANTIES AND COLLATERAL

       4.1 Security Interests; Collateral. As security for the full and timely payment and performance of all obligations of the Borrower hereunder and under the other Loan Documents, now existing or hereafter arising, the Borrower and each of its Subsidiaries (which is a Collateral Guarantor) have granted to the Collateral Agents for the benefit of the Administrative Agent, the Collateral Agents, and the Lenders a valid, binding, enforceable, duly perfected security interest in the Collateral (second in priority only to Prior Permitted Liens and as set forth in the Intercreditor Agreement).

       4.2 Guaranties.

               (a) Obligations of the Borrower. All obligations of the Borrower shall be guaranteed by the Guarantors.

               (b) Required Guaranties. All Domestic Subsidiaries of the Borrower shall be required to be Guarantors. The Foreign Guarantors listed on the attached Schedule 1.3 shall be required to be Guarantors. Subject to Section 4.2(c), the Borrower shall, at the request of the Administrative Agent or the Majority Lenders, cause each of its Subsidiaries required to guarantee its Obligations pursuant to this
       Section 4.2, to execute and deliver such guaranties and deliver such evidence of authority, correctness of signatures and opinions of counsel as the Administrative Agent or the Majority Lenders may from time to time reasonably request. The Administrative Agent is authorized to release, and shall release, without any further request for approval from the Lender, any Guaranty of a Dissolution Subsidiary, upon the Borrower's request, immediately prior to or any time after the commencement of a members voluntary liquidation of such Dissolution Subsidiary or the filing of an application to the U.K. Registrar of Companies to strike off the relevant Dissolution Subsidiary, provided that such Dissolution Subsidiary shall not have assets in excess of 50,000 Pounds Sterling at the time thereof (exclusive of intragroup claims).

               (c) Action with Non-Guarantors.

                      (i) Subject to clause (vi) below, neither the Borrower nor any Collateral Guarantor shall purchase or acquire, or make any commitment therefor, any capital stock, equity interest or other securities of, or any interest in, any existing Affiliate (other than a Tier-One Collateral Guarantor), or make or commit further to make any capital contribution to, or any investment in, any existing Affiliate (other than a Tier-One Collateral Guarantor).

                   (ii) Subject to clause (vi) below, neither the Borrower nor any Guarantor shall make any loan, advance or extension of credit to any Affiliate (other than the Borrower or a Tier One Affiliate, it being understood that a payment or distribution is made indirectly to the Borrower or a Tier-One Collateral Guarantor if all the proceeds thereof are in fact received by the Borrower or a Tier-One Collateral Guarantor).

                   (iii) Subject to clause (vi) below, neither the Borrower nor any Guarantor shall transfer or sell any assets to any Affiliate (other than payments under the Exit Facility Credit Documents and payments hereunder and under the Loan Documents) if the effect of such a transfer or sale would reduce the amount of (or impair the security interest of the Agents) in the Collateral.

                   (iv) Subject to clause (vi) below, no Guarantor shall declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock, or purchase, redeem, or otherwise acquire for value any shares of its capital stock or any warrants, rights or options to acquire such shares, now or hereafter outstanding, unless all such payments or distributions are made directly or indirectly to the Borrower or a Tier-One Collateral Guarantor (it being understood that a payment or distribution is made indirectly to the Borrower or Tier-One Collateral Guarantor if all the proceeds thereof are in fact received by the Borrower or a Tier-One Collateral Guarantor); provided, that such payments and distributions may also be made by a Non-Collateral Guarantor directly or indirectly to a Non-Collateral Guarantor or a Tier-Two Collateral Guarantor directly or indirectly to a Tier-Two Collateral Guarantor.

                   (v) Subject to clause (vi) below, neither the Borrower nor any Collateral Guarantor shall make any payments on Debt to any Affiliate other than payments to the Borrower or a Tier-One Collateral Guarantor and payments under the Exit Facility Credit Documents and payments hereunder and under the Loan Documents.

                   (vi) Notwithstanding the foregoing, the Borrower and the Guarantors may (A) make loans under clauses (i)-(v) to any Affiliate, (B) make capital contributions under clauses (i)-(v) to any Affiliate, but only to the extent required to comply with minimum equity maintenance or debt/equity ratio (or similar) requirements applicable to such Affiliate, and/or (C) transfer assets under clauses (i)-(v) to any Affiliate, but only to the extent that such assets are obsolete or no longer required in the operation of the business of the applicable transferor as confirmed by the board of directors (or equivalent governing body) of such transferor, and provided that the aggregate amount of loans, capital contributions and value of assets transferred pursuant to this clause (vi) shall not exceed $5,000,000 at any one time outstanding.

       4.3 Collateral Documents. Concurrently with or prior to the Effective Date, the Borrower shall execute and deliver and cause each of its Subsidiaries, (other than the Excluded Subsidiaries) to execute and deliver to the Administrative Agent, for the benefit of the Lenders, Amendment and Confirmation.

       4.4 Further Assurances. If any Guaranty is limited in amount and if the applicable Guarantor would be legally permitted to deliver a Guaranty in a greater amount (or in an unlimited amount), at the request of the Administrative Agent (as directed in writing by the Majority Lenders), it will deliver a replacement Guaranty, evidences of authority, evidences of correctness of signatures and opinions of counsel reasonably satisfactory to the Majority Lenders. The Borrower agrees that, upon request of the Administrative Agent (as directed in writing by the Majority Lenders), the Borrower shall promptly deliver or cause to be delivered to the Administrative Agent (as Collateral Agent) or to the other Collateral Agent (as appropriate), in due form for transfer, all chattel paper, instruments, securities and documents of title, if any, at any time representing all or any of the Collateral. The Borrower agrees that, upon request of the Administrative Agent (as directed in writing by the Majority Lenders), the Borrower shall forthwith execute and deliver or cause to be executed and delivered to the Administrative Agent (as Collateral Agent), in due form for filing or recording (and pay the cost of filing or recording the same in all public offices deemed necessary by the Administrative Agent), such further assignment agreements, security agreements, pledge agreements, instruments, consents, waivers, financing statements, stock or bond powers, searches, releases, and other documents, and do such other acts and things, all as the Administrative Agent (as directed in writing by the Majority Lenders) may from time to time reasonably requests (a) to ensure that (i) the obligations of the Borrower hereunder and under the other Loan Documents are secured by substantially all assets of the Borrower and guaranteed by all Subsidiaries (including, promptly upon the acquisition or creation thereof, any Subsidiary created or acquired after the date hereof but excluding the Excluded Subsidiaries) and (ii) the obligations of the Borrower under the Loan Documents are secured by substantially all of the assets of each Subsidiary other than the Excluded Subsidiaries, (b) to perfect and maintain the validity, effectiveness and priority of the Liens intended to be created under the Intercreditor Agreement and the Security Documents and (c) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Administrative Agent and the Lenders the rights granted or now or hereafter intended to be granted to the Administrative Agent and the Lenders under any Loan Document or under any other document executed in connection therewith. The Borrower agrees that, upon entry of the Confirmation Order, no further actions or filings are required to create or perfect the Liens of the Administrative Agent for the benefit of the Lenders other than the appropriate delivery, filing and/or recordation of the Collateral Documents and the Intercreditor Agreement. If at any time a Subsidiary required to be a Guarantor shall not be a Guarantor or any Guarantor shall not have delivered the Collateral Documents required hereunder or any of the circumstances described in Section 9.1 below shall have arisen, such Subsidiary shall take all action reasonably required by the Administrative Agent to become a Guarantor and to provide Collateral.

       4.5 Transfer of Assets. The Borrower shall not, and shall not permit, any Subsidiary, to sell, lease or transfer assets in which the Administrative Agent or any Collateral Agent has a perfected security interest to the Borrower, a Subsidiary or an Affiliate, if the effect is to cause the Administrative Agent or any Collateral Agent to no longer have a valid perfected security interest (second in priority only to Prior Permitted Liens and as set forth in the Intercreditor Agreement), except as otherwise permitted by Section 4.2(c).

       4.6 Collateral Matters.

                (a) A Collateral Agent is authorized (but not obligated) on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or the Collateral Documents which, in its sole judgment, may be necessary or otherwise advisable to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Collateral Documents.

                (b) The Lenders irrevocably authorize the pertinent Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by such Collateral Agent upon any Collateral (i) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; (ii) constituting property in which the Borrower or any Subsidiary owned no interest at the time the Lien was granted or at any time thereafter; (iii) constituting property leased to the Borrower or any Subsidiary under a lease which has expired or been terminated in a transaction permitted under this Agreement; (iv) consisting of an instrument evidencing Indebtedness or other debt instrument, if the indebtedness evidenced thereby has been paid in full; or (v) if approved, authorized or ratified in writing by the Majority Lenders. Upon request by the Administrative Agent at any time, the Majority Lenders will confirm in writing a Collateral Agent's authority to release particular types or items of Collateral pursuant to this subsection 4.6(b), provided that the absence of any such confirmation for whatever reason shall not affect a Collateral Agent's rights under this
       Section 4.6.

                                    ARTICLE V

          PRIORITY OF PAYMENTS, TAXES, YIELD PROTECTION AND ILLEGALITY

       5.1 Apportionment, Application and Reversal of Payments. Principal and interest payments shall be apportioned among the Lenders Pro Rata. All payments shall be remitted to the Administrative Agent. All proceeds of Collateral received by the Administrative Agent shall be applied by the Administrative Agent in the following order after receipt thereof:

                    First, to pay any fees, indemnities or expense
                reimbursements then due to the Administrative Agent or the Collateral Agents from the Borrower under this Agreement and the Loan Documents, including but not limited to, any such fees, indemnities or expense reimbursements incurred (a) in connection with the administration, sale or disposition of any Collateral, and (b) the administration and enforcement of this Agreement and the other Loan Documents, to the extent that such costs and expenses shall not have been reimbursed to the Administrative Agent or the Collateral Agents and relate to the Obligations;

                    Second, to pay any fees, indemnities or expense
               reimbursements then due to the Lenders from the Borrower;

                    Third, to pay interest;

                    Fourth, to pay or prepay principal of Loans;

                    Fifth, to the payment of any other Obligation of any Lender by the Borrower; and

                    Sixth, to the Borrower.

Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless an Event of Default has occurred and is continuing, neither the Administrative Agent nor any Lender shall apply any payments which it receives to any Offshore Rate Loan, except (a) on the expiration date of the Interest Period applicable to any such Offshore Rate Loan, or (b) in the event, and only to the extent, that there are no outstanding Base Rate Loans and, in any event, the Borrower shall pay Offshore Rate breakage losses in accordance with Section 5.5. In the absence of a direction by the Borrower with respect to an application, or upon the occurrence of any Event of Default, the Administrative Agent and the Lenders (per the written direction of Majority Lenders) shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations. Notwithstanding any provision of this Agreement to the contrary, the Administrative Agent, in all instances, shall be entitled to rely on the direction of the Borrower or the Majority Lenders (as the case may be) with respect to the application of any such proceeds.

       5.2 Taxes.

               (a) Any and all payments by the Borrower to each Lender or the Administrative Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for, any Taxes. In addition, the Borrower shall pay all Other Taxes and Further Taxes.

               (b) If the Borrower shall be required by law to deduct or withhold any Taxes, Other Taxes or Further Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, then:

                    (i) the sum payable shall be increased as necessary so that, after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) such Lender or the Administrative Agent, as the case may be, receives and retains an amount equal to the sum it would have received and retained had no such deductions or withholdings been made;

                    (ii) the Borrower shall make such deductions and
               withholdings;

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

                   (iii) the Borrower shall pay the full amount deducted or
             withheld to the relevant taxing authority or other authority in accordance with applicable law; and

                   (iv) the Borrower shall also pay to each Lender or the Administrative Agent for the account of such Lender, at the time interest is paid, Further Taxes in an amount that the respective Lender specifies as necessary to preserve the after-tax yield the Lender would have received if such Taxes, Other Taxes or Further Taxes had not been imposed.

             (c) The Borrower agrees to indemnify and hold harmless each Lender and the Administrative Agent for the full amount of (i) Taxes, (ii) Other Taxes, and (iii) Further Taxes in the amount that the respective Lender reasonably specifies as necessary to preserve the after-tax yield such Lender would have received if such Taxes, Other Taxes or Further Taxes had not been imposed, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes, Other Taxes or Further Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date a Lender or the Administrative Agent makes written demand therefor.

             (d) Within 30 days after the date of any payment by the Borrower of Taxes, Other Taxes or Further Taxes, the Borrower shall furnish to each Lender or the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to such Lender or the Administrative Agent.

             (e) If the Borrower is required to pay additional amounts to any Lender or the Administrative Agent pursuant to Section 5.2(b) or (c) then such Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Borrower which may thereafter accrue, if such change in the sole judgment of such Lender is not otherwise disadvantageous to such Lender.

       5.3 Illegality.

             (a) If any Lender determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make Offshore Rate Loans (including Offshore Rate Loans in any Applicable Currency), then, on notice thereof by the Lender to the Borrower through the Administrative Agent, any obligation of that Lender to make Offshore Rate Loans shall be suspended until the Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.

             (b) If a Lender determines that it is unlawful to maintain any Offshore Rate Loan, the Borrower shall, upon its receipt of notice of such fact and demand from such Lender (with a copy to the Administrative Agent), prepay in full such Offshore Rate Loans of that Lender then outstanding, together with interest accrued thereon and amounts required under Section 5.5, either on the last day of the Interest Period thereof, if the Lender may lawfully continue to maintain such Offshore Rate Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such Offshore Rate Loan. If the Borrower is required to so prepay any Offshore Rate Loan, then concurrently with such prepayment, the Borrower shall borrow from the affected Lender, in the Dollar Equivalent amount of such repayment, a Base Rate Loan.

               (c) If the obligation of any Lender to make or maintain Offshore Rate Loans has been so terminated or suspended, the Borrower may elect, by giving notice to the Lender through the Administrative Agent that all Loans which would otherwise be made by the Lender as Offshore Rate Loans shall be instead Base Rate Loans.

               (d) Before giving any notice to the Administrative Agent under this Section, the affected Lender shall designate a different Lending Office with respect to its Offshore Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.

       5.4 Increased Costs and Reduction of Return.

               (a) If any Lender determines that, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation after the date hereof or (ii) the compliance by that Lender with any guideline or request from any central bank or other Governmental Authority after the date hereof (whether or not having the force of law), there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Offshore Rate Loans, then the Borrower shall be liable for, and shall from time to time, within 10 days after demand (with a copy of such demand to be sent to the Administrative Agent), pay to the Administrative Agent for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs.

               (b) If any Lender shall have determined that (i) the introduction after the date hereof of any Capital Adequacy Regulation, (ii) any change after the date hereof in any Capital Adequacy Regulation, (iii) any change after the Effective Date in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by such Lender (or its Lending Office) or any corporation controlling the Lender with any Capital Adequacy Regulation adopted after the Effective Date, affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy and such Lender's desired return on capital) determines that the amount of such capital is increased as a consequence of its loans, credits or obligations under this Agreement, then, upon demand of such Lender to the Borrower through the Administrative Agent, the Borrower shall pay to the Lender, from time to time as specified by the Lender, additional amounts sufficient to compensate the Lender for such increase.

       5.5 Funding Losses. The Borrower shall reimburse each Lender and hold each Lender harmless from any loss or expense which the Lender may sustain or incur as a consequence of:

             (a) the failure of the Borrower to make on a timely basis any payment of principal of any Offshore Rate Loan;

             (b) the failure of the Borrower to continue or convert a Loan after the Borrower has given a Notice of Conversion/Continuation;

             (c) the failure of the Borrower to make any prepayment of any Loan in accordance with any notice delivered under Section 3.2;

             (d) the prepayment (including pursuant to Sections 3.2 or 3.3) or other payment (including after acceleration thereof) of any Offshore Rate Loan on a day that is not the last day of the relevant Interest Period; or

             (e) the automatic conversion of any Offshore Rate Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Offshore Rate Loans or from fees payable to terminate the deposits from which such funds were obtained.

       5.6 Inability to Determine Rates. If the Majority Lenders determine that for any reason adequate and reasonable means do not exist for determining the Offshore Rate for any requested Interest Period with respect to a proposed Offshore Rate Loan, or that the Offshore Rate for any requested Interest Period with respect to a proposed Offshore Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Offshore Rate Loans hereunder shall be suspended until the Administrative Agent upon the instruction of the Majority Lenders revokes such notice in writing. Upon receipt of such notice, the Borrower may revoke any Notice of Conversion/Continuation then submitted by it. If the Borrower does not revoke such Notice, the Lenders shall make, convert or continue the Loans, as proposed by the Borrower, in the amount specified in the applicable notice submitted by the Borrower, but such Loans shall be made, converted or continued as Base Rate Loans instead of Offshore Rate Loans.

       5.7 Certificates of Lenders. Any Lender claiming reimbursement or compensation under this Article V shall deliver to the Borrower (with a copy to the Administrative Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on the Borrower in the absence of manifest error. In determining the amount payable to the Lender pursuant to this Article V, each Lender shall act reasonably and in good faith and will, to the extent the increased costs or reductions in amounts received or receivable relate to such Lender's loans in general (including the Loans) and are not specifically attributable to the Loans and other amounts due hereunder, use averaging and attribution methods which are reasonable and which cover all loans similar to the Loans made by such Lender.

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

       5.8 Substitution of Lenders. Upon the receipt by the Borrower from any Lender (an "Affected Lender") of a claim for compensation under Section 5.2, 5.3 or 5.4, the Borrower may: (i) request the Affected Lender to cooperate with the Borrower in its efforts to obtain a replacement lender or financial institution satisfactory to the Borrower to acquire and assume all or a ratable part of all of such Affected Lender's Loans (a "Replacement Lender"); (ii) request one more of the other Lenders to acquire and assume all or part of such Affected Lender's Loans; or (iii) designate a Replacement Lender. Any such designation of a Replacement Lender under clause (i) or (iii) shall be subject to the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld).

       5.9 Survival. The agreements and obligations of the Borrower in this
Article V shall survive the payment of all other Obligations.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

       6.1 Conditions Precedent. This amendment and restatement shall become effective on the date (the "Effective Date"), which date shall occur on or before August 9, 2002, on which each of the following conditions precedent are satisfied:

             (a) Confirmation Order. The Administrative Agent shall have received a copy certified by the Secretary of the Borrower of the Confirmation Order entered by the Bankruptcy Court, which shall not have been vacated, stayed, revised, modified or amended.

             (b) Documents. The Administrative Agent shall have received all of the following, each duly executed (or duly agreed where provided) and dated the Effective Date (or such earlier date as shall be satisfactory to the Administrative Agent and each Lender), in form and substance satisfactory to the Majority Lenders, and each in sufficient number of signed counterparts to provide one for each Lender:

                     (i) Term Loan Agreement. This Agreement executed by the Borrower, the Administrative Agent and the Lenders.

                     (ii) Amendment and Confirmation. The Amendment and Confirmation executed by the Borrower and its Subsidiaries (other than the Excluded Subsidiaries).

                     (iii) Intercreditor Agreement. The Intercreditor Agreement,
             which provides among other things, for the Obligations hereunder to be secured by a security interest in the Collateral (second in priority only to Prior Permitted Liens and as set forth in the Intercreditor Agreement).

                     (iv) Organizational Documents and Resolutions of Borrower. Certified copies of organizational documents of the Borrower and resolutions of the Board of Directors of the Borrower authorizing or ratifying the execution, delivery and performance by the Borrower of this Agreement and the other documents provided for in this Agreement to be executed by the Borrower.

             (v) Incumbency and Signatures of Borrower. A certificate of the Secretary, an Assistant Secretary or a comparable officer of the Borrower certifying the names of the officer, officers or other authorized representatives of the Borrower authorized to sign this Agreement and the other documents provided for in this Agreement to be executed by the Borrower, together with a sample of the true signature of each such officer or authorized representative (it being understood that the Administrative Agent and each Lender may conclusively rely on such certificate until formally advised by a like certificate of any changes therein).

             (vi) Resolutions of Guarantors. With respect to the Guarantors, certified copies of resolutions of the Board of Directors of each Guarantor authorizing or ratifying the execution, delivery and performance by such Guarantor of its Guaranty and the other documents provided for in this Agreement to be executed by such Guarantor.

             (vii) Incumbency and Signatures of Guarantors. With respect to Guarantors, a certificate of the Secretary, an Assistant Secretary or a comparable officer of each Guarantor certifying the names of the officer, officers or other authorized representatives of such Guarantor authorized to sign the documents provided for in this Agreement to be executed by such Guarantor, together with a sample of the true signature of each such officer or authorized representative (it being understood that the Administrative Agent and each Lender may conclusively rely on such certificate until formally advised by a like certificate of any changes therein).

             (viii) Opinions of Counsel for the Borrower and the Guarantors. The opinions of counsel to the Borrower and the Guarantors in the forms of Exhibit F and Exhibit G.

             (ix) Insurance Certificate. A certificate of insurance of the Borrower listing all insurance policies, or certificates of the Borrower and its Subsidiaries including naming the Collateral Agent as loss payees and all Lenders as additional insureds, in form and substance satisfactory to the Majority Lenders.

             (x) Exit Facility. A copy of the Exit Facility Credit Agreement duly executed by the parties thereto.

             (xi) Compliance Certificate. A Compliance Certificate of the Borrower evidencing the Borrower is in compliance with the provisions of this Agreement and certifying that no Material Adverse Effect has occurred since August 31, 2001, other than as disclosed in writing to the Lenders prior to the date hereof and with respect to the Chapter 11 Cases.

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

                   (xii) Other Documents. Such other approvals, opinions,
             documents or materials as the Administrative Agent or any Lender may request.

             (c) Consents, etc. Certified copies of all documents evidencing any necessary corporate action, consents and governmental approvals (if any) required for the execution, delivery and performance of the Loan Documents by the Borrower.

             (d) Payment of Fees. Evidence of payment by the Borrower of all amounts due under the Administrative Fee Letter.

             (e) Other. Such other documents as the Administrative Agent or any Lender may reasonably request.

                                  ARTICLE VII

                         REPRESENTATIONS AND WARRANTIES

       To induce the Lenders to enter into this Agreement, the Borrower represents and warrants to the Administrative Agent and the Lenders as follows:

       7.1 Organization, Etc. Each of the Borrower and its Subsidiaries is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing (or similar concept under applicable law) under the laws of the jurisdiction of its organization. Each of the Borrower and each of its Subsidiaries is duly qualified to do business, and is in good standing, in all other jurisdictions where failure to so qualify would have a Material Adverse Effect. Each of the Borrower and each of its Subsidiaries has all requisite corporate power, limited liability company power or limited partnership power, as applicable, to own or lease the properties used in its business and to carry on its business as now being conducted. Each of the Borrower and each of its Subsidiaries has full power and authority to conduct its business as proposed to be conducted, and to execute and deliver the Loan Documents to which it is a party and to engage in the transactions contemplated thereby.

       7.2 Authorization; No Conflict. Upon entry of the Confirmation Order by the Bankruptcy Court the execution and delivery of this Agreement, the borrowings and incurrence of the other Obligations hereunder, the execution and delivery of the other Loan Documents, and the performance by each Loan Party of its obligations under each Loan Document to which it is a party (including the granting of Liens to the Administrative Agent for the benefit of the Lenders) are within each of the Loan Party's powers, have been duly authorized by all necessary action, have received all necessary governmental and regulatory approval, and do not and will not contravene or conflict with, or result in the creation or imposition of a lien under, any provision of law or of the charter or by-laws or similar documents of such Loan Party or of any agreement, instrument, order or decree that is binding upon such Loan Party.

       7.3 Validity and Binding Nature. Upon entry of the Confirmation Order by the Bankruptcy Court each Loan Document to which it is a party constitutes the legal, valid, and binding obligations of each Loan Party enforceable against such Loan Party in accordance with its respective terms, except to the extent enforceability thereof is limited by bankruptcy, insolvency or other laws relating to, or affecting the enforcement of, creditors' rights in general, and by general principles of equity.

       7.4 Financial Statements.

             (a) All balance sheets, all statements of earnings, stockholders' equity and cash flow, and all other financial information which have been furnished by or on behalf of Oldco to the Lender, including (i) the audited consolidated balance sheet at August 31, 2001 and the related audited consolidated statements of earnings, stockholders' equity and cash flow, for the Fiscal Year then ended, of Oldco and its Subsidiaries, certified by PriceWaterhouse Coopers and (ii) the unaudited consolidated balance sheet dated May 31, 2002 and the related unaudited consolidated statements of earnings and cash flow, for the Fiscal Quarter then ended, of Oldco and its Subsidiaries, as appearing in the report on Form 10-Q for such Fiscal Quarter filed by Oldco with the U.S. Securities and Exchange Commission, have been prepared in accordance with GAAP consistently applied, except where not applicable thereto or as otherwise disclosed therein, throughout the periods involved and present fairly (subject to normal year-end adjustments, if applicable) the financial condition of Oldco and its Subsidiaries as at the dates thereof and the results of their operations for the periods then ended. Oldco and its Subsidiaries did not have as of such dates any material contingent liability or liabilities for taxes, long-term leases or unusual forward or long-term commitments which are not reflected in the financial statements described above, and which, in accordance with GAAP, should have been reflected in such financial statements.

             (b) With respect to any representation and warranty which is deemed to be made after the date hereof by the Borrower, the balance sheet and statements of earnings, shareholders' equity and cash flow, which as of such date shall most recently have been furnished by or on behalf of the Borrower to the Lenders for the purposes of or in connection with this Agreement shall have been prepared in accordance with GAAP consistently applied (except as disclosed therein), and shall present fairly the consolidated financial condition of the corporations covered thereby as at the dates thereof for the periods then ended, subject, in the case of quarterly financial statements, to normal year-end audit adjustments.

       7.5 No Material Adverse Effect. Other than arising as a result of the commencement of the Chapter 11 Cases and as indicated in writing to the Lenders prior to the date hereof, since August 31, 2001, there has been no event or occurrence that has had or is reasonably likely to have a Material Adverse Effect.

       7.6 Litigation and Contingent Liabilities. Other than the Chapter 11 Cases, to the best of the Borrower's knowledge, no litigation (including, without limitation, derivative actions), arbitration proceedings or governmental or regulatory proceedings are pending or threatened against the Borrower or any Subsidiary of the Borrower that would, if adversely determined, be reasonably likely to have a Material Adverse Effect, except as set forth in Item 7.6 of the Disclosure Schedule. Other than any liability incident to such litigation or proceedings, neither the Borrower nor any Subsidiary has any contingent liabilities, except as provided for or disclosed in the financial statements referred to in Section 7.4, which would if adversely determined be reasonably likely to have a Material Adverse Effect.

       7.7 Liens. None of the assets of the Borrower or any of its Subsidiaries is subject to any Lien, except Permitted Liens.

       7.8 Subsidiaries. Item 7.8 of the Disclosure Schedule correctly sets forth the name, jurisdiction of organization, and ownership of each Subsidiary of the Borrower. Such Subsidiaries and each Person becoming a Subsidiary of the Borrower after the date hereof is and will be a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and each Subsidiary of the Borrower is and will be duly qualified to do business in each other jurisdiction where failure to so qualify would have a Material Adverse Effect. The Subsidiaries located in England, Scotland and Ireland, which are not delivering Non-US Security Documents, are dormant and such Subsidiaries as a whole do not have assets aggregating in excess of 500,000 Pounds Sterling.

       7.9 Pension and Welfare Plans. During the twelve-consecutive-month period prior to the date of the execution and delivery of this Agreement or the making of any Loan hereunder, no steps have been taken to terminate any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a lien under Section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which could result in the incurrence by the Borrower or any of it Subsidiaries of any material liability, fine or penalty. Except as set forth in the pension and welfare plan footnote in the audited financial statements referred to in
Section 7.4, neither the Borrower nor any of the Subsidiaries have any contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of subtitle B of title I of ERISA.

       7.10 Regulated Industry. Neither the Borrower nor any of its Subsidiaries is (a) an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended, or (b) a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

       7.11 Regulations T, U and X. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Loan will be used for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock or maintaining or extending credit to others for such purpose except as permitted under Section 7.10. The Borrower and its Subsidiaries do not hold Margin Stock having a value in excess of 25% of the assets of the Borrower and its Subsidiaries taken as a whole.

       7.12 Taxes. Each of the Borrower and its Subsidiaries, has filed all federal and all other material tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.

       7.13  Environmental and Safety Matters. None of the matters disclosed on
Item 7.13 of the Disclosure Schedule has had or is reasonably likely to have a Material Adverse Effect. Except as disclosed in Item 7.13 of the Disclosure
Schedule:

             (a) The Borrower and each of its Subsidiaries is in substantial compliance with all federal, state and local laws, ordinances and regulations relating to safety and industrial hygiene or to environmental condition, including, without limitation, all Environmental Laws in jurisdictions in which the Borrower or any Subsidiary owns or operates, or has owned or operated, a facility or site, or arranges or has arranged for disposal or treatment of Hazardous Material, accepts or has accepted for transport any Hazardous Material or holds or has held any interest in real property or otherwise.

             (b) No demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry, whether brought by any governmental authority, private person or entity or otherwise, arising under, relating to or in connection with any Environmental Laws is pending or, to the best of the Borrower's knowledge, after due investigation, threatened against the Borrower or any of its Subsidiaries, any real property in which the Borrower or any such Subsidiary holds or has held an interest or any past or present operation of the Borrower or any Subsidiary.

             (c) Neither the Borrower nor any of its Subsidiaries

                     (i) is, to the best of the Borrower's knowledge, after due investigation, the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a Release of any Hazardous Material into the environment,

                     (ii) has received any notice of any Hazardous Material in or upon any of its properties in violation of any Environmental Laws, or

                     (iii) knows of any basis for any such investigation, notice or violation.

             (d) No Release, threatened Release or disposal of Hazardous Material is occurring or has occurred on, under or to any real property in which the Borrower or any of its Subsidiaries holds any interest or performs any of its operations in violation of any Environmental Law.

       7.14 Compliance with Law. Except as disclosed in Item 7.14 of the Disclosure Schedule, each of the Borrower and each of its Subsidiaries is in compliance with all statutes, judicial and administrative orders, permits and governmental rules and regulations which are material to its business or the non-compliance with which has had or is reasonably likely to have a Material Adverse Effect.

       7.15 Information. All information heretofore or contemporaneously herewith furnished by the Borrower or any of its Subsidiaries to any Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all information hereafter furnished by or on behalf of the Borrower or any of its Subsidiaries to any Lender pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and such information, taken as a whole, does not and will not omit to state any material fact necessary to make such information, taken as a whole, not misleading.

       7.16 Ownership of Properties. Item 7.16 of the Disclosure Schedule correctly sets forth for all real property held by the Borrower and its Subsidiaries the location and owner. Each of the Borrower and each of its Subsidiaries owns good and marketable title to or holds valid leasehold interests in all of its material properties and assets, real and personal, of any nature whatsoever, free and clear of all Liens except Permitted Liens and except as set forth in Item 7.16 of the Disclosure Schedule; none of the Borrower or any of its Subsidiaries are in default beyond the expiration of any applicable grace period of any material obligation under any leases creating any of their leasehold interests in real property, and none of such property is subject to any Lien except Permitted Liens.

       7.17 Patents, Trademarks, Etc. Each of the Borrower and each of its Subsidiaries owns or licenses and possesses all such patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as the Borrower considers necessary for the conduct of the businesses of the Borrower and such Subsidiaries as now conducted without, individually or in the aggregate, any infringement upon rights of other persons which would be reasonably likely to have a Material Adverse Effect.

       7.18 Insurance. The Borrower and each of its Subsidiaries maintain with responsible insurance companies insurance (including insurance against claims and liabilities arising out of the manufacture or distribution of any products) with respect to their properties and businesses against such casualties and contingencies and of such types and in such amounts as is customary in the case of similar businesses, except as disclosed in Item 7.18 of the Disclosure Schedule.

       7.19 Intercompany Debt. All Debt of the Borrower or any Subsidiary to the Borrower or any Subsidiary is subordinated to the Obligations pursuant to a subordination agreement in substantially the form attached as Exhibit O.

       7.20  Secured Obligations.

             (a) On and after the Effective Date, the provisions of the Loan Documents and the Collateral Documents and the Confirmation Order are effective to create in favor of the Administrative Agent and the Collateral Agent, for the benefit of the Lenders, legal, valid and perfected Liens on and security interests (having the priority provided for herein, in the Confirmation Order and in the Intercreditor Agreement) in all right, title and interest in the Collateral expressed to be secured by the Collateral Documents, enforceable against each Loan Party that owns an interest in such Collateral.

             (b) The Intercreditor Agreement is in full force and effect and have not been vacated, reversed, modified, amended or stayed without the prior written consent of the Majority Lenders.

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       7.21  Investment Business. Neither the Borrower nor any of its
Subsidiaries carries on, or will carry on, any activities, other than performance of the Obligations, which would constitute the carrying on of investment business in or from within Bermuda.

                                  ARTICLE VIII

                                    COVENANTS

       Until all obligations of the Borrower hereunder are paid in full, the Borrower agrees that, unless at any time the Majority Lenders shall otherwise expressly consent in writing, it will and will cause each of its Subsidiaries to:

       8.1 Reports, Certificates and Other Information. Furnish to the Administrative Agent and each Lender:

               (a) Audit Report. Promptly when available and in any event within 90 days after the close of each Fiscal Year:

                        (i) a copy of the annual audit report of the Borrower and its Subsidiaries for such Fiscal Year, including therein consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and consolidated statements of earnings and cash flow of the Borrower and its Subsidiaries for such Fiscal Year certified, without qualification as to going concern or scope, by independent auditors of recognized national standing selected by the Borrower and reasonably acceptable to the Majority Lenders, and

                        (ii) consolidating balance sheets of the Borrower and
               its Subsidiaries as of the end of such Fiscal Year and a consolidating statement of earning and statement of cash flows for the Borrower and its Subsidiaries for such Fiscal Year, certified by the Chief Financial Officer or Treasurer of the Borrower.

               (b) Interim Reports.

                        (i) Promptly when available and in any event within 45 days after the end of each Fiscal Quarter consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter, consolidated statements of earnings and a consolidated statement of cash flow for such Fiscal Quarter and for the period beginning with the first day of such Fiscal Year and ending on the last day of such Fiscal Quarter of the Borrower and its Subsidiaries, with comparable information at the close of and for the corresponding portion of such prior Fiscal Year, together with a certificate of the Chief Financial Officer or the Treasurer of the Borrower to the effect that such financial statements fairly present the financial condition and results of operations of the Borrower and its Subsidiaries of the date and periods indicated (subject to normal year-end adjustments).

                        (ii) Promptly when available and in any event within 30
               days after the end of each calendar month, consolidated balance sheet of the Borrower and its

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

          Subsidiaries as of the end of such month, consolidated statements of earnings and a consolidated statement of cash flow for such month and for the period beginning with the first day of such Fiscal Year and ending on the last day of such month of the Borrower and its Subsidiaries, together with a certificate of the chief financial officer or the Treasurer of the Borrower to the effect that such financial statements fairly represent the financial condition and results of operations of the Borrower and its Subsidiaries as of the date and periods indicated (subject to normal year-end adjustments).

          (c) Compliance Certificate. Concurrently with each set of financial statements delivered pursuant to Section 8.1(a) and 8.1(b), a Compliance Certificate executed by the Chief Financial Officer or the Treasurer of the Borrower, calculating compliance with Section 8.6(a).

          (d) RESERVED.

          (e) Comparison Reports. On or before the first Thursday that is on or following the 15/th/ day of each month, the actual cash receipts and disbursements for the previous month with a comparison report explaining variances between projections and actual results.

          (f) Forecast. Within 30 days after end of each fiscal quarter, a consolidated income statement, balance sheet and cash flow forecast for the following eight fiscal quarters on a quarter by quarter basis.

          (g) Reports to SEC. Promptly upon the filing or sending thereof, a copy of any annual, periodic or special report or registration statement (inclusive of exhibits thereto) filed by the Borrower or any of its Subsidiaries with the SEC or any securities exchange, and any press releases or other statements concerning material changes or developments in the business of the Borrower or any of its Subsidiaries.

          (h) Notice of Default and Other Matters. Immediately upon becoming aware of any of the following, written notice describing the same and the steps being taken by the Borrower or any of its Subsidiaries affected thereby with respect thereto: (i) the occurrence of an Event of Default or a Default; (ii) any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Borrower to the Lenders which has been instituted or, to the knowledge of the Borrower, is threatened against the Borrower or any of its Subsidiaries or to which any of the properties of any thereof is subject which, if adversely determined, is reasonably likely to have a Material Adverse Effect; (iii) the institution of any steps by the Borrower, any of its Subsidiaries or any other Person to terminate any Pension Plan, or the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a lien under Section 302(f) of ERISA, or the taking of any action with respect to a Pension Plan which could result in the requirement that the Borrower or any of its Subsidiaries furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan which could result in the incurrence by the Borrower of any material liability, fine or penalty, or any material increase in the contingent liability of the

       Borrower with respect to any post-retirement Welfare Plan benefit; and
       (iv) any other event or occurrence which has had or is reasonably likely to have a Material Adverse Effect, including, without limitation, any labor dispute or WARN Act or related liability.

                (i) Subsidiaries. Promptly upon the formation of any subsidiary, notice of such fact.

                (j) Net Proceeds. Promptly upon receipt of any Net Proceeds or Net Issuance Proceeds requiring a prepayment under Section 5.1, a certificate of an Authorized Officer calculating such Net Proceeds or Net Issuance Proceeds and the required prepayment, in such detail as reasonably acceptable to the Administrative Agent.

                (k) Other Information. From time to time such other information concerning the Borrower and its Subsidiaries as any Lender, the Administrative Agent or any representative thereof may reasonably request.

       8.2 Books, Records and Inspections. Keep, and cause each of its Subsidiaries to keep, its books and records reflecting all of its business affairs and transactions in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP; and permit, and cause each of its Subsidiaries to permit, any Lender or the Administrative Agent or any representative thereof, at reasonable times and on reasonable notice, to visit any or all of its offices, to discuss its financial matters with its officers and the independent auditors (and the Borrower hereby authorizes such independent auditor to discuss such financial matters with any Lender or the Administrative Agent or any representative thereof), and to examine (and, at the Borrower's or such Subsidiary's expense, make copies of) any of its books or other corporate records.

       8.3 Insurance. Maintain, and cause each of its Subsidiaries to maintain, with responsible and financially-sound insurance companies or associations, insurance in such amounts and covering such risks as is usually maintained by companies engaged in similar businesses and owning similar properties similarly situated; and deliver annually after the Effective Date to the Administrative Agent a certificate as to such insurance.

       8.4 Compliance with Law; Payment of Taxes and Liabilities. (a) Comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, rules, regulations and orders (including the requirements imposed in connection with the confirmation and consummation of the Plan); and
(b) pay, and cause each Subsidiary to pay, prior to delinquency, all taxes and other governmental charges against it or any of its property arising after the Commencement Date; provided, however, that the foregoing shall not require the Borrower or any Subsidiary to pay or discharge any such tax, charge or claim so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto, no Lien shall be imposed to secure payment of such obligation (other than Permitted Liens) and the failure to pay or discharge any such tax, charge or claim could not have a Material Adverse Effect.

       8.5 Maintenance of Existence, Etc. Maintain and preserve, and (subject to
Section 8.7) cause each of its Subsidiaries to maintain and preserve, (a) its existence and good standing in the

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

jurisdiction of its organization and (b) its foreign qualification in each other jurisdiction where the nature of its business makes such qualification necessary (except in those instances in which the failure to be qualified or in good standing will not have a Material Adverse Effect).

       8.6 Financial Ratios and Restrictions.

                (a) Financial Covenants:

                      (i)   The Borrower and its Subsidiaries shall have EBITDA
                (A) as at the end of each fiscal month through August 31, 2003 for the twelve fiscal months then ending and (B) as at the end of each fiscal quarter thereafter, for the four fiscal quarters then ending, of not less than the amounts set forth on Schedule 8.6(a)(i).

                      (ii) The Borrower shall not permit the consolidated Capital Expenditures for the Borrower and its Subsidiaries (A) computed as at the end of each fiscal quarter on a cumulative basis from June 1, 2002 to the end of such fiscal quarter through August 31, 2003 and (B) for each fiscal year ending on or after August 31, 2004, to exceed the amount set forth in
                Schedule 8.6(a)(ii).

                      (iii) The Borrower shall have revenue amounts for itself
                and its Subsidiaries (A) as at any month end on or prior to August 31, 2003 for the three months then ending and (B) as at any fiscal quarter end thereafter for the four fiscal quarter period then ending, not less than the amount set forth in
                Schedule 8.6(a)(iii).

                      (iv) The Borrower shall not permit its Fixed Charge Coverage Ratio (A) as at any fiscal month end on or prior to August 31, 2003 for the twelve months then ending and (B) as at any fiscal quarter end thereafter for such quarter to be less than the ratio set forth in Schedule 8.6(a)(iv) for the four fiscal quarters then ending set forth in said Schedule.

                      (v) The Borrower shall not permit its Leverage Ratio (A) as at any fiscal month end on or prior to August 31, 2003 for the twelve months then ending and (B) as at any fiscal quarter end thereafter for the four fiscal quarters then ending to be greater than the amount set forth in Schedule 8.6(a)(v); provided, that if the Leverage Ratio listed in Schedule 8.6(a)(v) is negative because EBITDA is a negative number, then the Borrower shall cause the ratio to be a positive amount, or a negative amount less (i.e. further from zero) than the number listed on such Schedule.

                      (vi) The Borrower shall not permit the Cash Restructuring Expenses for it and its Subsidiaries for the period from the date hereof through August 31, 2003 to exceed $15,000,000. The Borrower and its Subsidiaries shall not incur any Cash Restructuring Expenses after August 31, 2003.

                (b) Adjustments. In connection with any sale of assets permitted by this Agreement or consented to by the Majority Lenders and assuming application of Net

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

       Proceeds as required hereunder, the covenants under this Section 8.6 shall be adjusted, with the amount of such adjustment determined by mutual agreement of the Majority Lenders and the Borrower.

       8.7 Mergers, Consolidations and Purchases. Not, and not permit any of its Subsidiaries to, be a party to any merger or consolidation, or purchase or otherwise acquire all or a substantial portion of the business or, assets of, or any stock of any class of, or any partnership or joint venture interest in, any other Person, except for any such merger or consolidation, by any such Subsidiary into or with the Borrower or into or with any wholly-owned Subsidiary of the Borrower that has been authorized by Majority Lenders. Notwithstanding the foregoing, no Guarantor may merge or consolidate unless the surviving corporation is a Guarantor or the Borrower. No merger or consolidation will be permitted if the result would be that a perfected Lien in Collateral shall no longer be perfected.

       8.8 Commercial Paper. Not, and not permit any of its Subsidiaries to, create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Debt with respect to unsecured commercial paper.

       8.9 Liens. Not, and not permit any of its Subsidiaries to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature, whether now owned or hereafter acquired, except Permitted Liens.

       8.10  Reserved.

       8.11 Maintenance of Property. Maintain, and cause each of its Subsidiaries to maintain, its properties which are material to the conduct of its business in good working order and condition (ordinary wear and tear excepted).

       8.12 Employee Benefit Plans. Maintain, and cause each of its Subsidiaries to maintain, each Pension Plan in compliance in all material respects with all applicable Requirements of Law and regulations.

       8.13 Business Activities. Not make any substantial change in the nature of the business of the Borrower and its Subsidiaries, taken as a whole, from that engaged in on the date of this Agreement.

       8.14  Environmental Matters.

             (a) Environmental Obligations. (i) Comply, and cause each of its Subsidiaries to comply, in a reasonable manner with any applicable Federal or state judicial or administrative order requiring the performance at any real property owned, operated, or leased by the Borrower or any such Subsidiary of activities in response to any Release or threatened Release of any Hazardous Material, except for the period of time that the Borrower or such Subsidiary is diligently in good faith contesting such order; (ii) use and operate, and cause each such Subsidiary to use and operate, all of its facilities and properties in material compliance with all Environmental Laws; (iii) keep, and cause each such Subsidiary to keep, all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in material compliance therewith; (iv) handle, and cause each such Subsidiary to handle, all Hazardous Materials in material compliance with all applicable Environmental Laws; and (v) not, and not permit any such Subsidiary to, commence disposal of any Hazardous Material into or onto any real property owned, operated or leased by the Borrower or any of its Subsidiaries nor allow any Lien imposed pursuant to any Environmental Law to attach to any such real property.

             (b) Environmental Information. Within 60 days of receipt thereof, notify the Administrative Agent of the receipt by the Borrower or any of its Subsidiaries of any written claim, demand, proceeding, action or notice of liability by any Person arising out of or relating to the Release or threatened Release of any Hazardous Material, except for any release or threatened release with respect to which the maximum liability of the Borrower and its Subsidiaries is reasonably expected to be less than $1,000,000; and within 60 days of any Release, threatened Release, or disposal of any Hazardous Material reported to any governmental regulatory authority at any real property owned, operated or leased by the Borrower or any of its Subsidiaries notify the Administrative Agent of such release, threat of release or disposal, except for any release, threat of release or disposal with respect to which the maximum liability of the Borrower and its Subsidiaries is reasonably expected to be less than $1,000,000.

       8.15 Unconditional Purchase Obligations. Not, and not permit any of its Subsidiaries to, enter into or be a party to any contract for the purchase of materials, supplies or other property or services, if such contract requires that payment be made by it regardless of whether or not delivery is ever made of such materials, supplies or other property or services.

       8.16 Inconsistent Agreements. Not, and not permit any of its Subsidiaries to, enter into any agreement containing any provision which would be violated or breached by any borrowing by the Borrower hereunder or by the performance by the Borrower or any of its Subsidiaries of any of its obligations hereunder.

       8.17 Transactions with Affiliates. Not, and not permit any Subsidiary to, enter into or permit to exist any transaction, arrangement or contract with any of its Affiliates or any officer or director of the Borrower or any Affiliate which is on terms less favorable than would be available from a Person which is not an Affiliate. Nothing in this Section 8.17 shall prohibit any transaction expressly permitted by Section 4.2(c), Section 8.7, Section 8.20(a) or Section 8.21.

       8.18 The Borrower's and Subsidiaries' Stock. Except pursuant to transactions permitted by Section 8.7, not take any action, or permit any of its Subsidiaries to take any action, which will, so long as any shares of capital stock or indebtedness of any corporation which is a Subsidiary at the date of this Agreement are owned by the Borrower or any Subsidiary, result in a decrease in the percentage of the outstanding shares in capital stock of such corporation owned at the date of this Agreement by the Borrower and its Subsidiaries.

       8.19 Restrictive Agreements. Not, nor will it permit any of its Subsidiaries to, enter into any agreement (excluding this Agreement and the Exit Facility Credit Documents) (a) which would restrict the ability of any such Subsidiary to pay or make dividends or distributions in cash or kind, to make loans, advances or other payments of whatsoever nature, or to make transfers or

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

distributions of all or any part of its assets, in each case to the Borrower or to any corporation as to which such Subsidiary is a Subsidiary; or (b) which would require the consent or waiver of any third party to any amendment to this Agreement or any other Loan Document.

       8.20 Sales of Assets. Not, and shall not permit any of its Subsidiaries to, except in the ordinary course of its business and/or as permitted under
Section 4.2(c), sell, transfer, convey or lease all or a substantial part of its assets, or sell or assign with or without recourse any receivables, except for:

             (a) any such sale, transfer, conveyance, lease or assignment of or by any U.S. Subsidiary that is a Collateral Guarantor to another U.S. Subsidiary that is a Collateral Guarantor, or by a Foreign Subsidiary to a Foreign Subsidiary that is a Collateral Guarantor to another Foreign Subsidiary that is a Collateral Guarantor;

             (b) so long as no Event of Default or Default exists or would result therefrom, any sale, transfer, conveyance or lease of any obsolete equipment for cash provided that the aggregate book value (disregarding any write-downs of such book value other than ordinary depreciation and amortization) of all assets disposed of by the Borrower and its Subsidiaries pursuant to this clause (b) does not exceed $5,000,000 in the aggregate. The Administrative Agent or the U.S. Collateral Agent shall, at the request of the Borrower and without any requirement for approval from the Lenders, release any Lien on Collateral sold pursuant to Section 8.20(b). In connection with any action permitted under this clause (b), the Borrower will deliver a certificate, signed by the Chief Financial Officer of the Borrower to the Administrative Agent or the U.S. Collateral Agent calculating compliance with this clause (b); and

       8.21 Loans and Investments. Not purchase or acquire, or suffer or permit any Subsidiary to purchase or acquire, or make any commitment therefor, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any other Person, or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of the Borrower, except for:

             (a) the Guaranties;

             (b) the Exit Facility Credit Documents;

             (c) investments in Cash Equivalents;

             (d) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;

             (e) Loans by the Borrower to, and investments by the Borrower in, any of its Subsidiaries or by any of its Subsidiaries in another of its Subsidiaries, except as prohibited under Article IV;

             (f) loans and investments permitted under Section 4.2(c);

             (g) transactions permitted under Section 8.7; and

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

             (h) transactions contemplated under the Bill of Sale, Assignment and Assumption Agreement, dated as of July 31, 2002, between Oldco and the Borrower.

       8.22 Limitation on Debt and Subsidiary Debt. Not, and shall not suffer or permit any Subsidiary to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to any Debt of the Borrower and Subsidiaries other than:

             (a) Post-Petition Obligation; provided however that the principal amount thereof shall not exceed $110,000,000 under any circumstances except as permitted pursuant to sub paragraph (e) of this Section 8.22;

             (b) the Obligations;

             (c) Debt to RBS or National Westminister Bank PLC in connection with any foreign exchange facilities or BACS facilities not to exceed $1,000,000;

             (d) Debt under Capital Leases existing on the date hereof and listed on Schedule 8.22(d);

             (e) additional Debt not to exceed $15,000,000 at any time outstanding; and

             (f) Debt to the Borrower or a Subsidiary to the extent the loan by the Borrower or Subsidiary would be permitted under Section 8.21.

       8.23 Restricted Payments. Not, and shall not suffer or permit any Subsidiary to, declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock, or purchase, redeem or otherwise acquire for value any shares of its capital stock or any warrants, rights or options to acquire such shares, now or hereafter outstanding; except that:

             (a) the Subsidiaries of the Borrower may pay dividends to the Borrower and the Guarantors;

             (b) dividends of $42,000 semiannually may be paid on the preferred stock of McLean Midwest Corporation; and

             (c) cash payments to redeem warrants representing the right to receive fractional shares of capital stock of the Borrower pursuant to the Plan.

       8.24 Loan Notes. Not make any payment on the Loan Notes or reimburse the guarantor with respect thereto.

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

                                   ARTICLE IX

                       EVENTS OF DEFAULT AND THEIR EFFECT

     9.1 Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

          (a) Non-Payment of Loans, etc. Default in the payment when due of the principal of any Loan; or default, and continuance thereof for five Business Days, in the payment when due of any interest on any Loan or any fees or other amounts payable by the Borrower hereunder.

          (b) Non-Payment of Other Indebtedness for Borrowed Money. Default in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any other Debt of, or guaranteed by, the Borrower or any of its Subsidiaries in excess in the aggregate of $2,000,000; or default in the performance or observance of any obligation or condition with respect to any such other indebtedness in excess in the aggregate of $2,000,000 if the effect of such default is to accelerate the maturity of any such indebtedness or to permit the holder or holders thereof, or any trustee or agent for such holders, to cause such indebtedness to become due and payable prior to its expressed maturity.

          (c) Representations and Warranties. Any representation or warranty made by the Borrower or any Subsidiary of the Borrower herein or in any Loan Document is breached, or is false or misleading, in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by the Borrower to the Administrative Agent or any Lender is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

          (d) Non-Compliance with Certain Covenants. Failure by the Borrower to comply with or to perform any provision of Section 8.1(h), Section 8.6 through 8.9, 8.16, or 8.18 through 8.24.

          (e) Non-Compliance with Other Covenants. Failure by the Borrower or any Subsidiary to comply with or to perform any other provision of this Agreement or any other Loan Document (and not constituting an Event of Default under any of the other provisions of this Article IX) and continuance of such failure for thirty days.

          (f) Pension Plans. (i) Institution of any steps by the Borrower or any other Person to terminate a Pension Plan if as a result of such termination the Borrower or any Subsidiary could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $1,000,000, or (ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA.

          (g) Bankruptcy, Insolvency, etc. The Borrower or any of the Subsidiaries of the Borrower (other than any Dissolution Subsidiary) becomes insolvent or generally fails to pay, or admits in writing its inability to pay, debts as they become due; or the Borrower or any such Subsidiaries (other than any Dissolution Subsidiary) applies for, consents to or acquiesces in the appointment of a trustee, receiver or other custodian for the Borrower or such Subsidiary (other than any Dissolution Subsidiary) or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for the Borrower or any of the Subsidiaries of the Borrower (other than any Dissolution Subsidiary) or for a substantial part of its property and is not discharged within 30 days; or any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding (except the voluntary dissolution, not under any bankruptcy or insolvency law, of a Subsidiary), is commenced in respect of the Borrower or any of the Subsidiaries of the Borrower, and, if such case or proceeding is not commenced by such Subsidiary, it is consented to or acquiesced in by such Subsidiary or remains for 30 days undismissed or an order for relief is entered in any such involuntary bankruptcy; or the Borrower or any Subsidiary of the Borrower takes any corporate action to authorize, or in furtherance of, any of the foregoing.

          (h) Judgments. Final judgments which exceed an aggregate of $2,000,000 (excluding any portion thereof which is covered by insurance maintained with a responsible insurance company which has accepted a tender of defense and indemnification without reservation of rights) shall be rendered against the Borrower or any of the Subsidiaries of the Borrower and shall not have been discharged or vacated or had execution thereof stayed pending appeal within 30 days after entry or filing of such judgments.

          (i) Invalidity of Loan Documents, etc. Any Loan Document shall cease to be in full force and effect; or the Borrower or any Subsidiary (or any Person by, through or on behalf of the Borrower or any Subsidiary) shall contest in any manner the validity, binding nature or enforceability of any Loan Document (including, without limitation, the Intercreditor Agreement).

          (j) Confirmation Order. The Confirmation Order shall be vacated, modified, or otherwise altered or stayed after the Effective Date and the effect thereof shall be adverse to the rights of the Lenders hereunder or under any of the Loan Documents in the opinion of the Majority Lenders or to the rights of the Administrative Agent hereunder or under any of the Loan Documents in the opinion of the Administrative Agent.

          (k) Guaranty. The obligations of any Guarantor under any Guaranty shall cease to be in full force and effect or such Guarantor shall contest in any manner the validity, binding nature or enforceability of its Guaranty, other than in respect of the full and indefeasible payment of the Obligations.

          (l) Collateral.

               (i) Any provision of any Collateral Document shall for any reason (except as a result of any action or inaction on the part of any Lender or Administrative Agent) cease to be valid and binding on or enforceable against the

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

          Borrower or any Subsidiary party thereto or the Borrower or any Subsidiary shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or

               (ii) Any Collateral Document or Collateral Documents shall for any reason (except as a result of any action or inaction on the part of any Lender or Administrative Agent or pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected security interest (second in priority only to Prior Permitted Liens and as set forth in the Intercreditor Agreement), if the effect thereof is to cause Collateral having an aggregate value in excess of $2,000,000 to no longer be covered by a perfected security interest with such priority.

          (m) Impermissible Change of Control. An Impermissible Change in Control shall have occurred.

     9.2 Effect of Event of Default. If any Event of Default described in
Section 9.1(g) shall occur, all Loans and all interest and other amounts due hereunder shall become immediately due and payable, all without presentment, demand or notice of any kind (all of which are hereby expressly waived by the Borrower); and, in the case of any other Event of Default, the Administrative Agent may with the consent of the Majority Lenders, and shall upon written request of the Majority Lenders, declare all Loans and all interest and other amounts due hereunder to be due and payable, whereupon all Loans and all interest and other amounts due hereunder shall become immediately due and payable, all without presentment, demand or notice of any kind (all of which are hereby expressly waived by the Borrower). The Administrative Agent shall promptly advise the Borrower and each Lender of any such declaration, but failure to do so shall not impair the effect of such declaration. Notwithstanding the foregoing, the effect as an Event of Default of any event described in Section 9.1 may be waived by the written concurrence of the Majority Lenders; provided that in the case of a waiver of an Event of Default described in Section 9.1(k) (Guaranty) or 9.1(l) (Collateral) above, such waiver shall not release the Borrower or any Subsidiary from its further assurance obligations under Section 4.4, compliance with which shall be a condition of any such waiver; and provided further that the effect as an Event of Default of any event described in Sections 9.1(a) and (g) may be waived only by the written concurrence of all the Lenders; and provided further that the effect as an Event of Default of any event, arising under a provision which would require the consent of Supermajority Lenders to amend under Section 11.1, may be waived only by the written concurrence of the Supermajority Lenders; and provided further that the effect as an Event of Default of any event arising under a provision which would require the consent of all the Lenders, may be waived only by the written concurrence of all the Lenders. In the event of such a declaration, the Administrative Agent and the Collateral Agents (in each case upon the written direction of the Majority Lenders) further may exercise the remedies provided in the Loan Documents and/or applicable law.

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                                   ARTICLE X

                 THE ADMINISTRATIVE AGENT AND COLLATERAL AGENTS

     10.1 Appointment and Authorization; Administrative Agent; Collateral Agents. Each Lender hereby irrevocably (subject to Section 10.9) appoints, designates and authorizes each of the Administrative Agent and the Collateral Agents (collectively, the "Agents") to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agents shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agents have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agents. Without limiting the generality of the foregoing sentence, the use of the term "agent" in this Agreement with reference to the Agents is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Except as expressly otherwise provided in this Agreement, the Agents shall have and may use their sole discretion with respect to exercising or refraining from exercising any discretionary rights or refraining from taking any actions which the Agents are expressly entitled or directed to take or assert under this Agreement and the other Loan Documents, including the refraining from the exercise of remedies pursuant to Section 9.2 (or otherwise), and any action so taken or not taken shall be deemed consented to by the Lenders.

     10.2 Delegation of Duties. The Agents may execute any of their duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agents shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

     10.3 Liability of Agents. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by the Borrower or any Subsidiary or Affiliate of the Borrower, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any

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other Loan Document, or to inspect the properties, books or records of the
Borrower or any of the Borrower's Subsidiaries or Affiliates.

     10.4 Reliance by Agents; Rights to Specific Indemnification.

          (a) The Agents shall be entitled to conclusively rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Agents. Notwithstanding any other provision of this Agreement or any other Loan Documents to the contrary, each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Lenders or the Supermajority Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Agreement or any other Loan Document to the contrary, each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Majority Lenders or the Supermajority Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

          (b) For purposes of determining compliance with the conditions specified in Section 9.1, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by an Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender.

     10.5 Notice of Default. The Agents shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except, in the case of the Administrative Agent, with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". The Administrative Agent will notify the Lenders of its receipt of any such notice. Subject in all respects to the provisions of this
Article X (including, without limitation, the provisions of Section 10.4(a) hereof), the Agents shall take such action with respect to such Default or Event of Default as may be requested by the Majority Lenders in accordance with
Article IX; provided, however, that unless and until any Agent has received any such request, the Agent shall not be obligated to take any action with respect to such Default or Event of Default.

     10.6 Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by any Agent hereinafter taken, including any review of the affairs of the Borrower and its Subsidiaries, shall be deemed

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

to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Agents, the Agents shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower which may come into the possession of any of the Agent-Related Persons.

     10.7 Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), pro rata, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities that are determined in a final non-appealable decision of a court of competent jurisdiction to have resulted from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse each Agent upon demand for its ratable share of any reasonable costs or reasonable out-of-pocket expenses (including reasonable Attorney Costs) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not promptly reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive the repayment of all Obligations hereunder, any foreclosure under, or modification, release or discharge of, any of the Collateral Documents, the termination of this Agreement and the resignation or replacement of such Agent.

     10.8 Bank of America and RBS in Individual Capacity. Bank of America and its Affiliates and RBS and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its Subsidiaries and Affiliates as though Bank of America were not the Administrative Agent or one of the Collateral Agents hereunder and as if RBS was not a Collateral Agent hereunder, and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates or RBS or its Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality

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obligations in favor of the Borrower or such Subsidiary) and acknowledge that neither Bank of America nor RBS nor the Administrative Agent or any of the Collateral Agents shall be under any obligation to provide such information to them.

     10.9 Successor Agents. The Agents may, and at the request of the Majority Lenders shall, resign as Administrative Agent or Collateral Agent, as applicable, upon 30 days' notice to the Lenders. If any Agent resigns under this Agreement, the Majority Lenders shall appoint from among the Lenders a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of an Agent, such Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Administrative Agent" or "Collateral Agent" (as the case may be) shall mean such successor agent and the retiring Agent's appointment, powers and duties as Administrative Agent or Collateral Agent, as applicable, shall be terminated. After any retiring Agent's resignation hereunder as Administrative Agent or Collateral Agent, as applicable, the provisions of this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Collateral Agent, as applicable, under this Agreement. If no successor agent has accepted appointment as Administrative Agent or Collateral Agent, as applicable, by the date which is 30 days following delivery of a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's or Collateral Agent, as applicable, resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as the Majority Lenders appoint a successor agent as provided for above.

     10.10 Withholding Tax.

           (a) If any Lender is a "foreign corporation, partnership or trust" within the meaning of the Code and such Lender claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the Code, such Lender agrees with and in favor of the Administrative Agent, to deliver to the Administrative Agent:

               (i) if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, two properly completed and executed copies of IRS Form W-8BEN on or before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

               (ii) if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form W-8ECI before the payment of any interest is due in the first taxable year of such Lender and in each succeeding taxable year of such Lender during which interest may be paid under this Agreement; and

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               (iii) if such Lender is a foreign partnership or other
          intermediary and its partners claim an exemption from, or a reduction of, withholding tax under a United States tax treaty or if its partners claim that interest paid under this Agreement is exempt from Untied States withholding tax because it is effectively connected with the conduct with a United States trade or business, two properly completed and executed copies of IRS Form W-8IMY on or before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

               (iv) such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

     Such Lender agrees to promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

          (b) If any Lender claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form W-8BEN and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Borrower to such Lender, such Lender agrees to notify the Administrative Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of the Borrower to such Lender. To the extent of such percentage amount, the Administrative Agent will treat such Lender's IRS Form W-8BEN as no longer valid.

          (c) If any Lender claiming exemption from United States withholding tax by filing IRS Form W-8ECI with the Administrative Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Borrower to such Lender, such Lender agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

          (d) If any Lender is a foreign partnership or other intermediary and its partners claim exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form W-8BEN or its partners claim exemption from United States withholding tax by filing IRS Form W-8ECI, and any of its partners sell, assign, grant a participation in, or otherwise transfer all or part of the Obligations of the Borrower to such Lender, such Lender agrees to notify the Administrative Agent of the percentage amount in which the partner is no longer the beneficial owner of Obligations of the Borrower to such Lender. To the extent of such percentage amount, the Administrative Agent will treat such partner's IRS Form W-8BEN or W-8ECI as no longer valid.

          (e) If any Lender is entitled to a reduction in the applicable withholding tax, the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. However, if the forms or other documentation required by Section 10.10(a) are not delivered to the Administrative Agent, then the Administrative Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an

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     amount equivalent to the applicable withholding tax imposed by Sections
     1441 and 1442 of the Code, without reduction.

          (f) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, together with all costs and expenses (including Attorney Costs). The obligation of the Lenders under this Section 10.10(f) shall survive the payment of all Obligations and the resignation or replacement of the Administrative Agent.

                                   ARTICLE XI

                                  MISCELLANEOUS

     11.1 Amendments and Waivers.

          (a) No delay on the part of the Administrative Agent, either Collateral Agent, or any Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No right or remedy herein conferred upon the Lenders or the Agents is intended to be exclusive of any other right or remedy contained herein or in any other Loan Document, and every such right or remedy shall be cumulative and shall be in addition to every other such right or remedy contained herein or therein or now or hereafter existing at law or in equity or by statute or otherwise.

          (b) Except to the extent that a greater percentage of approval is required pursuant to the other provisions of this Agreement (including the other provisions of this Section 11.1), no amendment, modification or waiver of any provision of this Agreement or the Notes shall in any event be effective unless the same shall be in writing and signed and delivered by the Borrower and the Majority Lenders, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

          (c) No amendment, modification, waiver, consent or forbearance of any provisions of this Agreement or the Notes in relation to, and no decision relating to Sections 8.9 or 8.22 or the definitions of "Post-Petition Credit Agreement" or "Exit Facility Credit Documents" (if the effect of any such definitional change would permit an increase in the principal amount of the Post-Petition Credit Agreement or the Exit

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     Facility Credit Documents) or the definition of "Permitted Liens" shall be effective unless the same shall be in writing and signed and delivered by the Supermajority Lenders, and then any such amendment, modification, waiver, forbearance, or consent shall be effective only in the specific instance and for the specific purpose for which it is given. No amendment, modification, waiver, consent or forbearance of any provision of the Intercreditor Agreement shall be effective, unless the same shall be in writing and signed and delivered by the Supermajority Lenders, and then any such amendment, modification, waiver, forbearance, or consent shall be effective only in the specific instance and for the specific purpose for which it is given.

          (d) No amendment, modification, waiver or consent shall modify any Section explicitly requiring Supermajority Lenders' action or action by a greater percentage of Lenders without the consent of the Supermajority Lenders or such greater percentage of Lenders, as the case may be.

          (e) No release of Collateral shall be permitted except with the consent of Two-Thirds Lenders; provided, however, consistent with, but not in limitation of the provisions of the Intercreditor Agreement, in the event of any conflict between the provisions of this clause (e) and the provisions of the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall govern, and, provided, further, that the Administrative Agent is authorized and directed to release security interests and liens in Collateral as provided under Section 8.20(b) as in effect on the date hereof.

          (f) Notwithstanding any other provision of this Agreement or any other Loan Document to the contrary, in each of the following cases, without the consent of all Lenders directly affected thereby, no amendment, modification, waiver or consent shall:

               (i)   increase the amount of the Loans,

               (ii) extend any date for payment of principal of, on interest on, the Loans or any fees hereunder,

               (iii) reduce the principal amount of, the rate of interest thereon or any fees payable hereunder or amend the definition of "Termination Date" or the "Effective Date,"

               (iv) release any material Guarantor except for the release of a Guarantor in connection with any sale of such Guarantor or substantially all its assets as permitted under Section 8.20,

               (v) modify the definition of "Supermajority Lenders," "Majority Lenders" or "Two Thirds Lenders,"

               (vi)  release the Borrower from any of its obligations under
          Article IX,

               (vii) amend this Section 11.1(f).

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          (g) Notwithstanding any other provision of this Agreement or any other
     Loan Document to the contrary, no provision of Article X or other provision of this Agreement affecting the Agent in its capacity as such shall be amended, modified or waived without the consent of such Agent.

     11.2 Notices.

          (a) All notices, requests, consents, approvals, waivers and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by the Borrower by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on Schedule 11.2, and (ii) shall be followed promptly by delivery of a hard copy original thereof) and mailed, faxed or delivered, to the address or facsimile number specified for notices on Schedule 11.2; or, as directed to the Borrower or the Administrative Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent.

          (b) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that notices pursuant to Article II, shall not be effective until actually received by the Administrative Agent.

          (c) Any agreement of the Administrative Agent and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Administrative Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent and the Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent or the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans shall not be affected in any way or to any extent by any failure by the Administrative Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent and the Lenders to be contained in the telephonic or facsimile notice.

     11.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

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     11.4 Costs, Expenses and Taxes. The Borrower agrees to pay on demand, (a)
all reasonable out-of-pocket costs and expenses of each Agent (including the fees and charges of counsel for each Agent, of local counsel, if any, who may be retained by said counsel and the reasonable fees and expenses of financial advisors to each Agent) in connection with the administration of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), and (b) all costs and expenses (including reasonable attorneys' fees (including the allocable costs of internal legal services and all disbursements of internal counsel), court costs and other legal expenses of the Agents and each of the Lenders and the reasonable fees and expenses of financial advisors to each Agent) incurred by any Agent and each Lender in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement, the other Loan Documents or any other documents during the existence of an Event of Default or after acceleration (including in connection with any "workout" or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding). In addition, the Borrower agrees to pay, and to save each Agent and the Lenders harmless from all liability for, (a) any stamp or other taxes which may be payable in connection with the execution and delivery of this Agreement, the borrowings hereunder, the issuance of the Notes or the execution and delivery of any other Loan Document or any other document provided for herein or delivered or to be delivered hereunder or in connection herewith and
(b) any fees of the Borrower's auditors in connection with any exercise by any Agent and the Lenders of their rights pursuant to Section 8.2. All obligations provided for in this Section 11.4 shall survive repayment of the Loans, cancellations of the Notes and any termination of this Agreement.

     11.5 Borrower Indemnification. The Borrower shall indemnify, defend and hold the Agent-Related Persons, and each Lender and each of their respective officers, directors, employees, counsel, agents, consultants and attorneys-in-fact (each, an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans and the termination, resignation or replacement of each Agent or replacement of any Lender) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any insolvency proceeding or appellate proceeding) related to or arising out of this Agreement or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided, that the Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities that are determined in a final, non-appealable decision of a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section shall survive payment of all other Obligations. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrowers hereby jointly and severally agree to make the maximum contribution to the payment and satisfaction of the Indemnified Liabilities that is permitted under applicable law. All obligations provided for in this Section 11.5 shall survive repayment of the Loans, cancellation of the Notes, any foreclosure under, or any modification, release or discharge of, any or all of the Collateral Documents and any termination of this Agreement.

     11.6 Payments Set Aside. To the extent that the Borrower makes a payment to the Administrative Agent or the Lenders, or the Administrative Agent or the Lenders exercise their right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its pro rata share of any amount so recovered from or repaid by the Administrative Agent.

     11.7 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender.

     11.8 Assignments, Participations, Etc.

          (a) Any Lender may at any time assign and delegate to one or more Eligible Assignees (each an "Assignee") all, or any ratable part of all, of the Loans, the other rights and obligations of such Lender hereunder, in a minimum amount of the lesser of (i) $5,000,000 or (ii) the full amount of the Loans, and the other rights and obligations of such Lender; provided, however, that the Borrower and the Administrative Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Borrower and the Administrative Agent by such Lender and the Assignee; (ii) such Lender and its Assignee shall have delivered to the Borrower and the Administrative Agent an Assignment and Acceptance in the form of Exhibit H ("Assignment and Acceptance"), requiring, among other things, that any Assignee agree to be bound by the Intercreditor Agreement and (iii) the assignor Lender or Assignee has paid to the Administrative Agent a processing fee in the amount of $3,500.

          (b) From and after the date that the Administrative Agent notifies the assignor Lender that it has received an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

          (c) Immediately upon each Assignee's making its processing fee payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Loans arising therefrom. The Loans allocated to each Assignee shall reduce such Loans of the assigning Lender pro tanto.

          (d) Any Lender may at any time sell to one or more commercial Lenders or other Persons (a "Participant") participating interests in any Loans of that Lender and the other interests of that Lender (the "Originating Lender") hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender's obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) the Borrower and the Administrative Agent shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender's rights and obligations under this Agreement and the other Loan Documents, and (iv) no Lender shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment, consent or waiver would require unanimous consent of the Lenders as described in Section 10.1. In the case of any such participation, the Participant shall be entitled to the benefit of Sections 5.2, 5.4 and 11.5 as though it were also a Lender hereunder provided that all amounts payable by the Borrower hereunder shall be determined as if such Originating Lender had not sold such participation. If amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.

          (e) Notwithstanding any other provision in this Agreement, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR ss.203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

     11.9 Confidentiality. Each Lender agrees to take and to cause its Affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as "confidential" or "secret" by the Borrower and provided to it by the Borrower or any of its Subsidiaries, or by the Agent on the Borrower's or Subsidiary's behalf, under this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with the Borrower or any of its Subsidiaries; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Lender, or (ii) was or becomes available on a non-confidential basis from a source other than the Borrower, provided that such source is not bound by a confidentiality agreement with the

Borrower known to the Lender; provided, however, that any Lender may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Lender is subject or in connection with an examination of such Lender by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable requirement of law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Administrative Agent, any Lender, or their respective Affiliates may be party;
(E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to such Lender's independent auditors and other professional advisors; (G) to any Participant or Assignee, actual or potential, or such Lender's direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties provided that such Person agrees in writing to keep such information confidential to the same extent required of the Lenders hereunder; (H) as to any Lender or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Borrower or any of its Subsidiaries is party or is deemed party with such Lender or such Affiliate; and (I) to its Affiliates.

     11.10 Set-off. In addition to any rights and remedies of the Lenders provided by law, if an Event of Default exists or the Loans have been accelerated, each Lender is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) (including deposits in other currencies in amounts determined at the Spot Rate on the date of set-off) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the Borrower against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

     11.11 Notification of Addresses, Lending Offices, Etc. Each Lender shall notify the Administrative Agent in writing of any changes in the address to which notices to the Lender should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Administrative Agent shall reasonably request.

     11.12 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

     11.13 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

     11.14 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Borrower, the Lenders, the Administrative Agent and the Agent-Related Persons and other Indemnified Parties, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

     11.15 Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders and the Administrative Agent on the other hand shall be solely that of borrower and lender (and agent for the lenders). Neither any Agent nor any Lender shall have any fiduciary responsibility to the Borrower. Neither any Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations. The Borrower agrees that neither any Agent nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted solely from the gross negligence or willful misconduct of the party from which recovery is sought. Neither any Agent nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by the Borrower or any of its Subsidiaries in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

     11.16 Power of Attorney. The Borrower appoints the Collateral Agents, and each other Person whom a Collateral Agent may from time to time designate, as the Borrower's attorney and agent-in-fact with power (which appointment and power, being coupled with an interest, is irrevocable until all Loans and other obligations hereunder are paid and performed in full and this Agreement is terminated), without notice to any Borrower, to:

           (a) At such time or times while an Event of Default exists, as a Collateral Agent or said agent, in its discretion, may determine in the name of such Borrower or the Collateral Agent (i) endorse the Borrower's name on any checks, notes, drafts or any other items of payment relating to and/or proceeds of the Collateral which come into the possession of the Collateral Agent or any Lender or under the Collateral Agent's or any Lender's control and apply such payment or proceeds to the Loans and other obligations hereunder, (ii) endorse the Borrower's name on any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement in the Collateral Agent's or any Lender's possession relating to Accounts, Inventory or any other Collateral, (iii) use the information recorded on or contained in any data processing equipment and computer hardware and software to which the Borrower has access relating to Accounts, Inventory or other Collateral, (iv) use the Borrower's stationery and sign the name of the Borrower to verifications of Accounts and notices thereof to Account Borrowers and (v) if not done by the Borrower, do all acts and things determined by the Majority Lenders to be necessary to fulfill the Borrower's obligations under this Agreement; and

           (b) At such time or times while an Event of Default exists, as a Collateral Agent or said agent, in its discretion (with the consent of the Majority Lenders), may determine, in the name of such Borrower or the Collateral Agent (i) demand payment of the Accounts, (ii) enforce payment of the Receivables, by legal proceedings or otherwise, (iii) exercise all of such Borrower's rights and remedies with respect to the collection of the Accounts and other Collateral, (iv) settle, adjust, compromise, extend or renew the Accounts, (v) settle, adjust or compromise any legal proceedings brought to collect the Accounts, (vi) if permitted by applicable law, sell or assign the Accounts or other Collateral upon such terms for such amounts and at such time or times as the Collateral Agent may deem advisable, (vii) discharge and release the Accounts or other Collateral, (viii) prepare, file and sign the Borrower's name on any proof of claim in bankruptcy or similar document against any Account Debtor, (ix) prepare, file and sign the Borrower's name on any notice of lien, assignment or satisfaction of lien or similar document in connection with the Receivables or other Collateral and (x) do all acts and things necessary, in the Collateral Agent's discretion (as confirmed in writing by the Majority Lenders), to obtain repayment of the Loans and other obligations hereunder.

     11.17 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS; PROVIDED THAT THE ADMINISTRATIVE AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

     11.18 Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE LENDERS OR THE BORROWERS (OR ANY OF THEM) MAY BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE OF ILLINOIS OR OF THE UNITED STATES DISTRICT COURT OF THE NORTHERN DISTRICT OF ILLINOIS. EACH BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR OUTSIDE OF THE STATE OF NEW YORK. BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

     11.19 Waiver of Jury Trial. THE ADMINISTRATIVE AGENT, COLLATERAL AGENTS, THE LENDERS AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A

TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTION OF THE ADMINISTRATIVE AGENT, THE LENDERS OR THE BORROWER. BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT AND THE LENDERS ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER LOAN DOCUMENT.

     11.20 Judgment. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent and the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the "Agreement Currency"), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent and the Lenders in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent and the Lenders in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

     11.21 Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Borrower, the Lenders and the Administrative Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective duly authorized officers and delivered at Chicago, Illinois as of the day and year first above written.

                                  AWP LTD.


                                  By:____________________________________
                                  Name:
                                  Title:


                                  BANK OF AMERICA, NATIONAL
                                  ASSOCIATION, as Administrative Agent and as a Lender


                                  By:____________________________________
                                  Name:
                                  Title:


                                  BNP PARIBAS


                                  By:____________________________________
                                  Name:
                                  Title:


                                  GRAND STREET HOLDINGS 1, LLC by
                                  Oaktree Capital Management, LLC, its
                                  Managing Member


                                  By:____________________________________
                                  Name:
                                  Title:

                                                             Term Loan Agreement

                                  GRAND STREET HOLDINGS 2, LLC by
                                  Oaktree Capital Management, LLC, its
                                  Managing Member


                                  By:____________________________________
                                  Name:
                                  Title:


                                  GRAND STREET HOLDINGS 3, LLC by
                                  Oaktree Capital Management, LLC, its
                                  Managing Member


                                  By:____________________________________
                                  Name:
                                  Title:


                                  GRAND STREET HOLDINGS 4, LLC by
                                  Oaktree Capital Management, LLC, its
                                  Managing Member


                                  By:____________________________________
                                  Name:
                                  Title:


                                  GRAND STREET HOLDINGS 5, LLC by
                                  Oaktree Capital Management, LLC, its
                                  Managing Member


                                  By:____________________________________
                                  Name:
                                  Title:

                                                             Term Loan Agreement

                                            GRAND STREET HOLDINGS 6, LLC by
                                            Oaktree Capital Management, LLC, its
                                            Managing Member

                                            By:_________________________________
                                            Name:
                                            Title:

                                            GRAND STREET HOLDINGS 7, LLC by
                                            Oaktree Capital Management, LLC, its
                                            Managing Member

                                            By:_________________________________
                                            Name:
                                            Title:

                                            GRAND STREET HOLDINGS 8, LLC by
                                            Oaktree Capital Management, LLC, its
                                            Managing Member

                                            By:_________________________________
                                            Name:
                                            Title:

                                            GRAND STREET HOLDINGS 9, LLC by
                                            Oaktree Capital Management, LLC, its
                                            Managing Member

                                            By:_________________________________
                                            Name:
                                            Title:

                                                             Term Loan Agreement

                                 GSC RECOVERY II, L.P.

                                       By: GSC Recovery II GP, L.P., its
                                 general partner

                                       By: GSC RII, LLC, its general partner

                                       By: GSCP (NJ) Holdings, L.P., its
                                 sole member

                                       By: GSCP (NJ), Inc., its general partner

                                 By:____________________________________________
                                 Name:
                                 Title:


                                 GSC RECOVERY IIA, L.P.

                                       By: GSC Recovery IIA GP, L.P., its
                                 general partner

                                       By: GSC RII, LLC, its general partner

                                       By: GSCP (NJ) Holdings, L.P., its sole
                                 member

                                       By: GSCP (NJ), Inc., its general partner

                                 By:____________________________________________
                                 Name:
                                 Title:


                                 JPMORGAN CHASE BANK


                                 By:____________________________________________
                                 Name:
                                 Title:

                                                             Term Loan Agreement

                                            OCM OPPORTUNITIES FUND III, L.P. by
                                            Oaktree Capital Management, LLC, its
                                            General Partner

                                            By:_________________________________
                                            Name:
                                            Title:

                                            O'CONNOR DISTRESSED TRADING
                                            MASTER LTD., by UBS O'Connor LLC,
                                            its investment advisor

                                            By:_________________________________
                                            Name:
                                            Title:

                                            PERRY PRINCIPALS, L.L.C.

                                            By:_________________________________
                                            Name:
                                            Title:

                                            ROYAL BANK OF SCOTLAND, PLC

                                            By:_________________________________
                                            Name:
                                            Title:

                                            SOCIETE GENERALE

                                            By:_________________________________
                                            Name:
                                            Title:

                                                             Term Loan Agreement

                                            U.S. BANK NATIONAL ASSOCIATION

                                            By:_________________________________
                                            Name:
                                            Title:

                                            WILLIAM E. SIMON & SONS SPECIAL
                                            SITUATIONS PARTNERS II, L.P.

                                            By:_________________________________
                                            Name:
                                            Title:

                                                             Term Loan Agreement

ARTICLE I     CERTAIN DEFINITIONS AND INTERPRETATION ...........................   2

     1.1    Defined Terms ......................................................   2

     1.2    Other Interpretive Provisions ......................................  21

     1.3    Accounting Principles ..............................................  21

ARTICLE II    LOANS ............................................................  22

     2.1    Amounts of Loans ...................................................  22

     2.2    Loan Accounts ......................................................  22

     2.3    Procedure for Borrowing ............................................  22

     2.4    Conversion and Continuation Elections for Borrowing ................  22

ARTICLE III   PREPAYMENTS; PAYMENTS ............................................  24

     3.1    Scheduled Prepayments ..............................................  24

     3.2    Mandatory Prepayments ..............................................  24

     3.3    Optional Prepayments ...............................................  25

     3.4    Interest ...........................................................  26

     3.5    Fees ...............................................................  26

     3.6    Computation of Fees and Interest ...................................  27

     3.7    Payments by the Borrower ...........................................  27

     3.8    Sharing of Payments, Etc ...........................................  27

ARTICLE IV    GUARANTIES AND COLLATERAL ........................................  28

     4.1    Security Interests; Collateral .....................................  28

     4.2    Guaranties .........................................................  28

     4.3    Collateral Documents ...............................................  30

     4.4    Further Assurances .................................................  30

     4.5    Transfer of Assets .................................................  30

     4.6    Collateral Matters .................................................  31

ARTICLE V     PRIORITY OF PAYMENTS, TAXES, YIELD PROTECTION AND ILLEGALITY .....  31

     5.1    Apportionment, Application and Reversal of Payments ................  31

     5.2    Taxes ..............................................................  32

     5.3    Illegality .........................................................  33

     5.4    Increased Costs and Reduction of Return ............................  34

     5.5    Funding Losses .....................................................  35

     5.6    Inability to Determine Rates .......................................  35

                                                             Term Loan Agreement

     5.7     Certificates of Lenders ............................................ 35

     5.8     Substitution of Lenders ............................................ 36

     5.9     Survival ........................................................... 36

ARTICLE VI    CONDITIONS PRECEDENT .............................................. 36

     6.1     Conditions Precedent ............................................... 36

ARTICLE VII   REPRESENTATIONS AND WARRANTIES .................................... 38

     7.1     Organization, Etc .................................................. 38

     7.2     Authorization; No Conflict ......................................... 38

     7.3     Validity and Binding Nature ........................................ 38

     7.4     Financial Statements ...............................................  39

     7.5     No Material Adverse Effect .........................................  39

     7.6     Litigation and Contingent Liabilities ..............................  39

     7.7     Liens ..............................................................  40

     7.8     Subsidiaries .......................................................  40

     7.9     Pension and Welfare Plans ..........................................  40

     7.10    Regulated Industry .................................................  40

     7.11    Regulations T, U and X .............................................  40

     7.12    Taxes ..............................................................  40

     7.13    Environmental and Safety Matters ...................................  41

     7.14    Compliance with Law ................................................  41

     7.15    Information ........................................................  41

     7.16    Ownership of Properties ............................................  42

     7.17    Patents, Trademarks, Etc ...........................................  42

     7.18    Insurance ..........................................................  42

     7.20    Secured Obligations ................................................  42

     7.21    Investment Business ................................................  43

ARTICLE VIII  COVENANTS ......................................................... 43

     8.1     Reports, Certificates and Other Information ........................  43

     8.2     Books, Records and Inspections .....................................  45

     8.3     Insurance ..........................................................  45

     8.4     Compliance with Law; Payment of Taxes and Liabilities ..............  45

     8.5     Maintenance of Existence, Etc ......................................  45

     8.6     Financial Ratios and Restrictions ..................................  46

                                                             Term Loan Agreement

     8.7    Mergers, Consolidations and Purchases ..........................................  47

     8.8    Commercial Paper ...............................................................  47

     8.9    Liens ..........................................................................  47

     8.10   Reserved .......................................................................  47

     8.11   Maintenance of Property ........................................................  47

     8.12   Employee Benefit Plans .........................................................  47

     8.13   Business Activities ............................................................  47

     8.14   Environmental Matters ..........................................................  47

     8.15   Unconditional Purchase Obligations .............................................  48

     8.16   Inconsistent Agreements ........................................................  48

     8.17   Transactions with Affiliates ...................................................  48

     8.18   The Borrower's and Subsidiaries' Stock .........................................  48

     8.19   Restrictive Agreements .........................................................  48

     8.20   Sales of Assets ................................................................  49

     8.21   Loans and Investments ..........................................................  49

     8.22   Limitation on Debt and Subsidiary Debt .........................................  50

     8.23   Restricted Payments ............................................................  50

     8.24   Loan Notes .....................................................................  50

ARTICLE IX   EVENTS OF DEFAULT AND THEIR EFFECT ............................................  51

     9.1    Events of Default ..............................................................  51

     9.2    Effect of Event of Default .....................................................  53

ARTICLE X    THE ADMINISTRATIVE AGENT AND COLLATERAL AGENTS ................................  54

     10.1   Appointment and Authorization; Administrative Agent; Collateral Agents .........  54

     10.2   Delegation of Duties ...........................................................  54

     10.3   Liability of Agents ............................................................  54

     10.4   Reliance by Agents; Rights to Specific Indemnification .........................  55

     10.5   Notice of Default ..............................................................  55

     10.6   Credit Decision ................................................................  55

     10.7   Indemnification of Agents ......................................................  56

     10.8   Bank of America and RBS in Individual Capacity .................................  56

     10.9   Successor Agents ...............................................................  57

     10.10  Withholding Tax ................................................................  57

                                                             Term Loan Agreement

ARTICLE XI    MISCELLANEOUS ....................................................  59

     11.1   Amendments and Waivers .............................................  59

     11.2   Notices ............................................................  61

     11.3   No Waiver; Cumulative Remedies .....................................  61

     11.4   Costs, Expenses and Taxes ..........................................  62

     11.5   Borrower Indemnification ...........................................  62

     11.6   Payments Set Aside .................................................  63

     11.7   Successors and Assigns .............................................  63

     11.8   Assignments, Participations, Etc ...................................  63

     11.9   Confidentiality ....................................................  64

     11.10  Set-off ............................................................  65

     11.11  Notification of Addresses, Lending Offices, Etc ....................  65

     11.12  Counterparts .......................................................  65

     11.13  Severability .......................................................  65

     11.14  No Third Parties Benefited .........................................  66

     11.15  Nonliability of Lenders ............................................  66

     11.16  Power of Attorney ..................................................  66

     11.17  Governing Law ......................................................  67

     11.18  Forum Selection and Consent to Jurisdiction ........................  67

     11.19  Waiver of Jury Trial ...............................................  67

     11.20  Judgment ...........................................................  68

     11.21  Entire Agreement ...................................................  68

                                                             Term Loan Agreement

SCHEDULES

Schedule 1.1               Companies Parties to Debenture

Schedule 1.2               Disclosure Schedule

         Item 1.1          Dissolution Subsidiaries
         Item 7.6          Litigation
         Item 7.8          Subsidiaries
         Item 7.13         Environmental Matters
         Item 7.14         Compliance with Laws
         Item 7.16         Ownership of Properties
         Item 7.18         Insurance


Schedule 1.3               Guarantors

Schedule 1.4               Non-U.S. Security Documents

Schedule 2.1               Allocations of Loans

Schedule 4.3               Excluded Subsidiaries

Schedule 8.6               Financial Covenants

Schedule 8.22              Debt Under Capital Leases

Schedule 11.2              Lending Offices



EXHIBITS

Exhibit A                  Form of Note
Exhibit B                  Form of Assignment and Acceptance Agreement
Exhibit C                  Form of Notice of Conversion / Continuation
Exhibit D                  Form of Compliance Certificate
Exhibit E                  Form of Intercreditor Agreement
Exhibit F                  Form of Opinion of Counsel to Borrower
Exhibit G                  Form of Opinion of Counsel to Guarantors
Exhibit H                  Form of Subordination Agreement
Exhibit I                  Form of Amendment and Confirmation